Exhibit 10.1

THE INDEBTEDNESS EVIDENCED OR SECURED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN (i) SECTION 8 OF THIS AGREEMENT AND (ii) THE SUBORDINATION AGREEMENT DATED AS OF JULY 16, 2008, MADE BY AND AMONG THE SUBORDINATED CREDITORS, THE BORROWER MIZUHO CORPORATE BANK, LTD., (“MIZUHO”), AS AGENT, AND MIZUHO, AS BILATERAL LENDER, ALL AS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT, dated as of July 16, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), between THE TALBOTS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Borrower") and Aeon (U.S.A.), Inc., a corporation organized and existing under the State of Delaware (the "Lender").

WHEREAS, the Borrower has asked the Lender to extend credit to the Borrower, and the Lender has agreed to extend such credit, consisting of the Term Loans (as defined below) in the aggregate principal amount of up to $50,000,000, subject to the terms and conditions set forth herein;

WHEREAS, the purpose of the Lender extending the Term Loans is to provide working capital financing for the Borrower in connection with its proposed restructuring plan (the "Restructuring Plan");

WHEREAS, the proceeds of the Term Loans shall be used for general corporate and other working capital purposes of the Borrower and to pay fees and expenses related to this Credit Agreement;

WHEREAS, the Term Loans shall constitute "Subordinated Debt" under the Existing Credit Facility and be subordinated to all Senior Indebtedness set forth in Schedule 3 hereto; and

WHEREAS, the Lender is willing to extend such credit to the Borrower, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

1.           Definitions.  (a)  As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" shall mean, as to any Person, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term "control" (including "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.  For the purposes of Section 3 and Section 4 of this Agreement, the Lender and its Affiliates (other than any Person constituting an Affiliate of the Borrower solely by virtue of the Lender's ownership of voting stock of the Borrower) shall not constitute an Affiliate of the Borrower.

"Applicable Spread" shall mean a rate per annum equal to 5.00%.

"Assignee" is defined in Section 9.3(a).

"Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" is defined in the preamble of this Credit Agreement.

"Borrower's Account" shall mean the bank account established in the United States by the Borrower, at a financial institution designated by the Lender prior to the Closing Date, for the purposes of this Credit Agreement (or such other bank account as the parties hereto may mutually agree).

"Borrowing Date" shall mean the date(s) on which a Term Loan is made by the Lender in favor of the Borrower.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York or Tokyo, Japan; provided, however, that when used in connection with the payment or prepayment of any amounts accruing interest at such rate or providing notices in connection with such rate, "Business Day" shall mean any Business Day in New York, New York or Tokyo, Japan in which dealings in Dollars are carried on in the London interbank market, provided, further, that when used in connection with the calculation or determination of LIBOR, "Business Day" shall mean any Business Day in London, in which dealings in Dollars are carried on in the London interbank market.

"Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

"Capitalized Lease Obligations" shall mean obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Closing Date" shall mean the date on which the conditions precedent set forth in Section 5.1 hereof have been satisfied   or waived in accordance with the terms hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Commitment Period" means the period from and including the Closing Date to the Maturity Date.

"Consolidated EBITDA" shall mean, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, (ii) the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets not in the ordinary course of business), excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period and (F) any other non-cash charges in excess of $500,000.00, reducing Consolidated Net Income (excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period).

"Consolidated EBITDAR" shall mean, with respect to any Person for any period, the Consolidated EBITDA of such Person and its Subsidiaries for such period, plus all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations for such period as reflected in such Person's financial statements.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary gains or losses or gains or losses from Dispositions, (b) restructuring charges and (c) effects of discontinued operations.

"Consolidated Net Interest Expense" shall mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of interest income for such period, plus (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Consolidated Net Worth" shall mean, with respect to any Person at any time, the sum of the following accounts (or their equivalents) set forth on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP:  the par or stated value of all outstanding Capital Stock, capital surplus and retained earnings (or less accumulated deficits).

"Default" shall mean any event or circumstance that with the giving of notice, the lapse of time or both would constitute an Event of Default.

"Default Rate" is defined in Section 2.5.

"Disposition" shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

"Dollars" and the symbol "$" shall mean lawful money of the United States of America.

"EMAIL" is defined in Section 9.6.

"Environmental Action" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (i) any assets, properties or businesses of the Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any predecessor in interest.

"Environmental Law" shall mean any present or future statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.

"Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of (i) any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a release of Hazardous Materials or (ii) any breach by the Borrower or any of its Subsidiaries of any Environmental Law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" is defined in Section 6.1 hereof.

"Excluded Taxes" means, (i) any Taxes imposed on the recipient's overall net income, or franchise or other taxes imposed in lieu of Taxes on overall net income (however denominated), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located (or, in the case of the Lender, in which its applicable lending office is located) or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax, other than a connection arising from such recipient having executed, received a payment under or enforced this agreement and (ii) any branch profits taxes imposed by the United States; it being understood, for the avoidance of doubt, that Excluded Taxes shall not include any withholding tax, including, without limitation, a withholding tax imposed by the United States on payments to a non-US, person who is not otherwise subject to tax in the United States on a net income basis.

"Existing Credit Facility" shall mean the Term Loan Agreement, dated as of July 24, 2006, as amended through the date hereof, by and between the Borrower, as borrower, and Mizuho Corporate Bank, as lender.

"Fair Market Value" shall mean, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined in good faith by the Borrower, and, upon the Lender's request, shall be evidenced by a certificate (together with supporting calculation) of the Borrower to the Lender.

"FAX" is defined in Section 9.6.

"Federal Funds Rate" shall mean (i) for any Business Day, the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not published for any Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender, and (ii) for any day which is not a Business Day, the Federal Funds Rate for the preceding Business Day.

"Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any period, the ratio of (i) Consolidated EBITDAR of such Person and its Subsidiaries for such period to (ii) the sum of (A) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (B) all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations having a scheduled due date during such period as reflected in such Person's financial statements.

"GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that (i) for the purpose of Section 4.2 and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements and (ii) to the extent "GAAP" is not applied on a consistent basis the Borrower shall deliver to the Lender a certificate setting forth the items not consistently applied and the reasons therefor and certifying that such inconsistencies nonetheless conform with GAAP, provided, further, that if any change in GAAP that affects in any respect the calculation of any covenant contained in Section 4.2 occurs after the date of this Credit Agreement, the Lender and the Borrower shall negotiate in good faith amendments to the provisions of this Credit Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lender and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Credit Agreement and, until any such amendments have been agreed upon, the covenants in Section 4.2 shall be calculated as if no such change in GAAP has occurred.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising legislative, judicial regulatory or administrative functions of or pertaining to government.

"Hazardous Materials" shall mean (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminate under any Environmental Law.

"Hedging Agreements" shall mean any interest rate, commodity or equity swap, cap, floor or forward rate agreement or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, and any confirmation executed in connection with any such agreement or arrangement.

"Indebtedness" shall mean with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of assets or services acquired by such Person which, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of such Person under or evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iv) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities, including, without duplication, all drafts drawn thereunder, (v) all obligations of the kind referred to in clauses (i) through (iv) and (vi) through (viii) of this definition secured by any Lien on any property owned by such Person whether or not owing by such Person and even though such Person has not assumed or become liable for payment thereof, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property, or agreements to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) solely for purposes of Section 6.1(e), contingent obligations of such Person under any Hedging Agreements, as calculated in accordance with accepted practice, (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person (a) guaranteed directly or indirectly in any manner by such Person or (b) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by such Person; provided, however, that the term Indebtedness shall not include (y) trade payables (including trade letters of credit issued for the account of such Person in the ordinary course of its business, but excluding drafts drawn thereunder or any reimbursement obligations in respect thereof) or accrued expenses, in each case arising in the ordinary course of business and not more than 60 days delinquent or (z) gift cards and other customer liabilities arising in the ordinary course of business of such Person.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or joint venturer.

"Interest Payment Date" shall mean the last day of March, June, September and December in each year.

"Interest Period" shall mean (a) as to any Term Loan, the period commencing on and including the Borrowing Date of such Term Loan and ending on but excluding the first Interest Payment Date occurring after the applicable Borrowing Date, and (b) thereafter, each period commencing on and including the immediately preceding Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall end on the immediately preceding Business Day, and (ii) no Interest Period shall end after the Maturity Date and any Interest Period which would, but for this clause, end after the Maturity Date shall instead end on the Maturity Date.

"Lender" is defined in the preamble of this Credit Agreement.

"Leverage Ratio" shall mean, on any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

"LIBOR" shall mean, with respect to any Interest Period pertaining to any portion of a Term Loan:

(a)           the rate of interest per annum determined by the Lender on the basis of the rate for deposits in Dollars for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen or any successor thereto at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period, or

(b)           if the rate in the preceding subsection (a) is not available, the rate of interest per annum determined by the Lender to be the rate in the London interbank market at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period for the offering by Mizuho in the interbank market of deposits in Dollars for a period equal to such Interest Period in amounts comparable to the principal amount of the outstanding Term Loans to which such Interest Period applies, at the time as of which the Lender makes such determination.

"Lien" shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.

"Loan Account" is defined in Section 2.8 hereof.

"Loan Documents" shall mean each of this Credit Agreement, each Note, the Subordination Agreement and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.

"Material Adverse Effect" shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to perform any of its obligations hereunder, under any Note or under any other Loan Document to which it is a party and (c) the legality, validity or enforceability of this Credit Agreement, any Note or any other Loan Document.

"Maturity Date" shall mean the earlier of (i) January 28, 2012, or, if such day is not a Business Day, the next succeeding Business Day and (ii) such earlier date on which the Term Loans become due and payable and the commitment of the Lender to make any such Term Loans has been terminated or otherwise cancelled (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) in accordance with the terms hereof.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Non-Cash Pay Preferred Stock" shall mean preferred Capital Stock of the Borrower that (a) is not required to be prepaid, redeemed, repurchased or defeased, in whole or in part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, and which do not require any payment of cash dividends or distributions, in each case prior to the date that is six months after the Maturity Date and (b) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary or any preferred stock or other Capital Stock (other than common equity of the Borrower or other Non-Cash Pay Preferred Stock).

"Note" shall mean a promissory note of the Borrower evidencing a Term Loan, payable to the order of the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.

"Notice of Borrowing" is defined in Section 2.2.

"Operating Lease Obligations" shall mean all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Other Taxes" is defined in Section 7.2(b).

"Payment in Full" means the payment in full in immediately available funds, of all outstanding Senior Indebtedness (other than inchoate indemnity obligations for which no claim has been made).  The term “Paid in Full” shall have a correlative meaning.

"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Indebtedness" shall mean:

(a)           any Indebtedness owing to the Lender under this Credit Agreement and the other Loan Documents;

(b)           any other Indebtedness listed on Schedule 4.1(s) (including Indebtedness under lines of credit and other credit facilities described on such Schedule, as in effect on the date hereof), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c)           Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Borrower in accordance with the provisions of this Credit Agreement, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000,000 at any time outstanding;

(d)           Indebtedness permitted by clause (d) or (e) of the definition of "Permitted Liens";

(e)           Indebtedness permitted under Section 4.1(u);

(f)            Subordinated Debt; and

(g)           unsecured Indebtedness not otherwise permitted hereunder, provided that the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 4.2 calculated on a pro forma basis after giving effect to such Indebtedness as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available (as though such Indebtedness had been consummated as of the first day of the four quarter period ending as at such date).

"Permitted Investments" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's maturing within six months from the date of acquisition thereof.

"Permitted Liens" shall mean:

(a)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.1(i);

(b)           Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c)           Liens described on Schedule 4.1(r), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(d)           (i)           purchase money Liens on equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 90% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $100,000,000;

(e)           deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or (iv) letters of credit or other extensions of credit extended for any of the foregoing purposes;

(f)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person's business; and

(g)           Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness.

"Permitted Payment" shall mean (a) regularly scheduled payments of interest (including interest at the interest rate charged during the continuance of an event of default) on the Subordinated Indebtedness due and payable on a non-accelerated basis in the manner in the stated amounts and on the stated dates of payment thereof as set forth in the Loan Documents and otherwise in accordance with this Agreement (including regularly scheduled interest payments which accrued during any period payment thereof was prohibited pursuant to Section 8 of this Agreement); provided, however, that the due dates for the payments of such interest payments, and the amounts thereof, may be extended, reduced, or increased (provided any increase is due solely to the deferral of prior interest payments), respectively, without changing their characterization as Permitted Payments; (b) payments of fees and expenses under the Loan Documents, (c) reimbursement of reasonable out of pocket costs and expenses (including reasonable attorney’s fees) of the Lender; and (d) obligations of the Borrower to reimburse the Lender pursuant to the indemnification provisions set forth in the Loan Documents as in effect on the date hereof.

"Person" shall mean a natural person, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" shall mean the fluctuating rate of interest per annum announced by Mizuho from time to time as its prime rate in effect at its office in New York City.  Each change in the prime rate shall be effective from and including the date such change is effective.

"Restricted Payment" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.

"Restructuring Plan" shall mean the restructuring plan of the Borrower in form and substance reasonably satisfactory to the Lender.

"Senior Indebtedness" shall mean the Indebtedness how or hereafter outstanding under the Contract set forth in Schedule 3, in each case, as in effect on the date hereof and as the same may be amended, refinanced, supplemented from time to time in accordance with Section 8.5.

“Senior Lender” shall mean the lender or lenders from time to time under the applicable Senior Indebtedness.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Subordinated Debt" shall mean any Indebtedness of the Borrower that (i) does not mature prior to the date that is six months after the Maturity Date, (ii) is not required to be repaid, prepaid, redeemed, amortized, repurchased or defeased, in whole or in part, prior to the date that is six months after the Maturity Date (other than (x) pursuant to an acceleration of the obligations thereunder by the lenders party thereto following an event of default and (y) pursuant to customary asset sale or change in control provisions requiring redemption or repurchase thereof, in each case only if and to the extent then permitted by this Credit Agreement and the subordination provisions of such Indebtedness), (iii) is not secured by any assets of the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (except other Subordinated Debt) or any preferred stock other than Non-Cash Pay Preferred Stock, (v) does not have the benefit of covenants more restrictive in any material respect than those set forth in this Credit Agreement and (vi) is subordinated to the obligations of the Borrower under this Credit Agreement pursuant to a written agreement reasonably satisfactory in form and substance to and approved in writing by the Lender.

"Subordination Agreement" shall mean the Subordination Agreement, dated the date hereof, among the Lender, the Borrower and certain other creditors of the Borrower (or their representatives) party thereto, substantially in the form of Exhibit C attached hereto.

"Subsidiary" shall mean, as to any Person, any corporation or other entity of which Capital Stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or persons performing similar functions) of such corporation or other entity which is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.

"Taxes" is defined in Section 7.2(a).

"Term Loans" shall mean the loans made by the Lender to the Borrower on the applicable Borrowing Date pursuant to Section 2.1.

"Term Loan Commitment"  shall mean $50,000,000, as the same may be terminated or reduced from time to time in accordance with the terms of this Credit Agreement.

"Threshold Amount" shall mean $10,000,000.

"Tilton Property" shall mean that certain real property located in the Town of Tilton, County of Belknap and State of New Hampshire owned by the Borrower, as further described in that certain Mortgage, Assignment of Leases and Rents and Security Agreement dated March 1, 1999, by mortgagor to mortgagee, and record in the Belknap County Registry of Deeds (the "Recorder's Office") in Book 151 at Page 0596.

"Total Indebtedness" shall mean, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date, computed on a consolidated basis in accordance with GAAP. For avoidance of doubt "Total Indebtedness" shall exclude contingent obligations of the Borrower and its Subsidiaries, so long as under GAAP such obligations should be excluded.

"Uniform Commercial Code" is defined in Section 1(c).

"USA Patriot Act" is defined in Section 4.1(p).

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b)           Terms Generally .  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement and (v) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

(c)           Accounting and Other Terms .  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements referred to in Section 3(j).  All terms used in this Credit Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.

(d)           Time References .  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.

2.              The Term Loans .

2.1.           The Term Loan Commitment .  Upon satisfaction or waiver of all terms and conditions precedent to borrowing (including absence of any Default) set forth herein, the Lender agrees to make Term Loans to the Borrower from time to time during the Commitment Period in aggregate principal amount not to exceed the Term Loan Commitment.  Any principal amount of a Term Loan which is repaid or prepaid may not be reborrowed. The Lender's Term Loan Commitment shall terminate on the Maturity Date and, thereafter, the Lender shall have no obligation whatsoever to make any Term Loans to the Borrower.

2.2.           Making the Term Loans .  The Term Loans shall be made upon written notice via FAX and EMAIL (in form and substance satisfactory to the Lender, the "Notice of Borrowing"), given by the Borrower to the Lender at least five Business Days prior to the proposed Borrowing Date.  The Notice of Borrowing shall be irrevocable and shall specify therein (A) the proposed Borrowing Date, which shall be a Business Day and (B) the principal amount of the Term Loan to be borrowed on the Borrowing Date.  Each Term Loan shall be in a principal amount of $10,000,000 or a whole multiple of $10,000,000 in excess thereof.  Upon fulfillment of the applicable conditions set forth in Section 5 hereof (or the waiver thereof by the Lender as herein prescribed), the Lender shall make its Term Loan to be made by it hereunder on the Business Day specified in the applicable Notice of Borrowing by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the Borrower's Account.

2.3.           Interest .

(a)           Each Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (a) LIBOR and (b) the Applicable Spread.

(b)           Subject to Section 2.5, interest shall be payable on each Term Loan (i) in arrears on each Interest Payment Date and (ii) on the date on which the principal amount of a Term Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, optional prepayment, acceleration or otherwise).

(c)           Notwithstanding anything herein to the contrary, all accrued interest shall be payable on each date principal is payable hereunder pursuant to Sections 2.4 and 2.6 or such earlier date as herein required.

(d)           Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(e)           In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period during which any portion of a Term Loan accrues interest at a rate based upon LIBOR, the Lender shall have in good faith determined that Dollar deposits are generally not available in the London interbank market, or that reasonable means do not exist for ascertaining LIBOR, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost of making or maintaining a Term Loan at LIBOR during such Interest Period, the Lender shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower.  In the event of any such determination, interest shall accrue with respect to such Term Loans during such Interest Period at a rate equal to the Federal Funds Rate plus the Applicable Spread.  Each determination by the Lender hereunder shall be conclusive absent manifest error.

2.4.           Principal Repayment; Note .

(a)           The Borrower shall repay the aggregate principal amount of the outstanding Term Loans, together with all other outstanding amounts due and owing hereunder or under the other Loan Documents, on the Maturity Date.

(b)           The Lender may request that its Term Loan be evidenced by a Note.  In such event, the Borrower shall execute and deliver to the Lender a Note payable to the order of the Lender, in a principal amount equal to the Lender's Term Loan.  Thereafter, the Lender's Term Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.3) be represented by one or more Notes in such form payable to the order of the payee named therein.  The Lender is hereby authorized by the Borrower to endorse on the schedule attached to a Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of the Term Loan made by the Lender, the date and amount of each principal payment and prepayment with respect thereto and the interest rate applicable thereto; provided, however, that the failure of the Lender to make any such notation (or any error in such notation) shall not affect any obligations of the Borrower hereunder or under any Note.  The Notes and the books and records of the Lender shall be conclusive evidence of the information set forth therein absent manifest error.

2.5.           Default Interest .  If at any time any Default under Section 6.1(a) or Section 6.1(f) shall exist, (a) the principal of the Term Loans shall bear interest, from the date such Default occurred until such Default is fully cured or waived, payable on demand, at a rate equal at all times to the rate otherwise applicable thereto plus 2% per annum, and (b) interest, fees and other amounts payable hereunder or under any other Loan Document shall bear interest from the date such Default occurred until such Default is fully cured or waived, payable on demand, at a rate equal at all times to the Prime Rate in effect from time to time plus 2% per annum (the rates described in clauses (a) and (b) are hereinafter referred to as the "Default Rate").

2.6.           Prepayments; Optional Prepayments .

(a)           The Borrower shall not prepay all or any portion of the principal amount outstanding of Term Loans; provided, that, if the terms of the then outstanding Senior Indebtedness permit prepayment of the Term Loans, the Borrower may, upon at least five (5) Business Days' prior written notice to the Lender, prepay all or any portion of the aggregate principal amount of the Term Loans.  Each such prepayment shall be in an amount not less than $1,000,000 or an integral multiple thereof and any portion of the Term Loans may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on an Interest Payment Date or subject to the payment of amounts described in Section 7.1(d).  Each prepayment made pursuant to this Section shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all payments required pursuant to Section 7.1 in respect of such prepayment.  Any principal of the Term Loan that is prepaid may not be reborrowed.

(b)           The Borrower may terminate all or any portion of the unused Term Loan Commitment upon at least five (5) Business Days' prior written notice to the Lender.  Each such partial termination shall be in an amount not less than $10,000,000 or an integral multiple thereof.  Any termination or reduction of the Term Loan Commitment shall be permanent.

2.7.           Method of Payment .

(a)           Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of amounts payable under Section 7.1, or otherwise) by the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, by 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Borrower will make each payment under this Credit Agreement to the Lender's Account in Dollars and in immediately available funds, except that payments pursuant to Section 7.1 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  All payments under each Loan Document shall be made in Dollars.

(b)           Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Term Loans, and thereafter to the principal amount of the Term Loans due and payable.

(c)           All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if any Term Loan is repaid on the same day on which it is made, one day's interest shall be paid on such Term Loan; provided further, however, that interest based on the Prime Rate shall be computed on the basis of a year of 365/6 days.  Each change in the Prime Rate shall immediately and simultaneously result in a corresponding change in the Default Rate.

(d)           Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the immediately preceding Business Day.

2.8.           Loan Account .  The Lender maintains on its books a loan account in the Borrower's name (the "Loan Account"), showing each Term Loan, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents.  The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due from the Borrower, absent manifest error.

2.9.           Use of Proceeds .  The Borrower shall apply the proceeds of the Term Loans solely to (a) pay fees and expenses in connection with the transactions contemplated hereby and (b) fund working capital and other general corporate purposes of the Borrower.

2.10.         Fees .

(a)           Upfront Fee.  Within five Business Days of the date hereof, the Borrower shall pay to the Lender a non-refundable upfront fee equal to $750,000.00, which shall be deemed fully earned when paid.

(b)           Commitment Fee.  The Borrower shall pay to the Lender on each Interest Payment Date and on the Maturity Date, commencing on the first such date after the date hereof, a non-refundable commitment fee in arrears in an amount equal to 0.50% per annum of the average daily unadvanced amount of the Term Loan Commitment from time to time in effect from the date hereof to the Maturity Date.

3.           Representations and Warranties .  The Borrower hereby represents and warrants to the Lender as follows:

(a)           Organization of Borrower.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Power and Authority.  The Borrower has all requisite corporate power and authority to carry on its present business, to own its property and assets and to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party.  The Borrower is duly qualified or licensed as a foreign corporation authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect.

(c)           Authorization of Borrowing.  All appropriate and necessary corporate, shareholder and other actions and approvals have been taken or obtained by the Borrower to authorize the execution and delivery of this Credit Agreement, each Note, if any, and the other Loan Documents to which it is a party and to authorize the performance and observance of the terms of each.

(d)           Agreement Binding; No Conflicts.  This Credit Agreement constitutes, and each Note, if any, and the other Loan Documents when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or equity).  The execution, delivery and performance of this Credit Agreement, the Notes, if any, and the other Loan Documents and the use of the proceeds of the Term Loans do not and will not (i) violate or conflict with (A) any provisions of law or any order, rule, directive or regulation of any court or other Governmental Authority, (B) the charter, by-laws or other organizational documents of the Borrower or (C) except as would not be reasonably likely to result in a Material Adverse Effect, any agreement, document or instrument to which the Borrower or any Subsidiary is a party or by which its respective assets or properties are bound, (ii) except as would not be reasonably likely to result in a Material Adverse Effect, constitute a default or an event or circumstance that with the giving of notice or the passing of time, or both, would constitute a default under any such agreement, document or instrument, (iii) except as would not be reasonably likely to result in a Material Adverse Effect, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any assets or properties of the Borrower or any Subsidiary, or (iv) except as would not be reasonably likely to result in a Material Adverse Effect, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its respective operations or any of its properties.

(e)           Compliance with Law.  There does not exist any conflict with, or violation, or breach of, any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, which conflict, violation or breach could reasonably be expected to result in a Material Adverse Effect.

(f)           Taxes.  The Borrower has filed all Tax returns required to be filed and has paid all taxes, assessments, fees and other governmental charges due upon the Borrower with respect to the conduct of its operations or otherwise the failure of which to file or to pay could reasonably be expected to result in a Material Adverse Effect, except to the extent that the Borrower is contesting in good faith its obligation to pay such taxes or charges and the Borrower has adequately accrued for such payments in accordance with and to the extent required by GAAP.  There are no tax audits presently being conducted in respect of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(g)           Governmental Consents.  No consent, approval, authorization or order of, notice to or declaration or filing with, any administrative body or agency or other Governmental Authority on the part of the Borrower is required for the valid execution, delivery and performance by the Borrower of this Credit Agreement, the Notes, if any, or the other Loan Documents, except for such as have been obtained or made and are in full force and effect.

(h)           Litigation.  There are no pending or, to the knowledge of the Borrower, threatened legal actions, suits, claims or administrative, arbitration or other proceedings against the Borrower or its Subsidiaries that if adversely determined could reasonably be expected to result in a Material Adverse Effect.

(i)           Other Obligations.  The Borrower is not in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound which is reasonably likely to result in a Material Adverse Effect.

(j)           Financial Information.

(i)           The Borrower has heretofore furnished to the Lender its consolidated balance sheets, its consolidated statements of earnings, its consolidated statements of cash flows and its consolidated statements of stockholder's equity (A) as of and for the fiscal year ended February 2, 2008, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended May 3, 2008.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.

(ii)           All other financial information provided to the Lender by or on behalf of the Borrower and its Affiliates has been prepared in accordance with GAAP and fairly presents, in accordance with GAAP consistently applied, the financial position and results of operations for the periods therein indicated, and there has been no material adverse change in the financial condition, operations, business or prospects since February 2, 2008.

(k)           Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Credit Agreement, any other Loan Document or any transaction contemplated hereby or thereby (true and complete copies of which were furnished to the Lender in connection with its execution and delivery hereof) is, and all other factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and, in respect of such information heretofore or contemporaneously furnished to the Lender, as of the date of the execution and delivery of this Credit Agreement by the Lender and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.  With respect to any such factual information pertaining to Persons other than the Borrower, its Subsidiaries or its Affiliates, the foregoing representation is made to the best knowledge of the Borrower.  All projections heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Credit Agreement or any transaction contemplated hereby have been prepared by the Borrower based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower and of the other information projected therein for the periods set forth therein; provided, however, that any and all financial projections are subject to uncertainties and contingencies, many of which are beyond the Borrower's control and no assurance is or can be given that any financial projections or other results contemplated therein will be realized.

(l)           Seniority.  The obligations of the Borrower under this Credit Agreement and the other Loan Documents to which it is a party rank, and at all times shall rank, at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower, other than Senior Indebtedness.  The Term Loans incurred by the Borrower hereunder constitute "Subordinated Debt" under the Existing Credit Facility.

(m)           Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

(n)           Permits, Etc.  The Borrower has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business currently owned, leased, managed or operated, or to be acquired, by it, except for failures which are not reasonably likely to result in an Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation and which is reasonably likely to result in a Material Adverse Effect, a Default or an Event of Default and there is no written claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.

(o)           Environmental Matters.  Except to the extent not reasonably likely to result in a Material Adverse Effect, (i) none of the operations of the Borrower or any of its Subsidiaries violate any Environmental Law, (ii) no Environmental Actions have been asserted against the Borrower or any of its Subsidiaries in writing nor does the Borrower have any knowledge of any threatened or pending Environmental Action against the Borrower, any of its Subsidiaries or any predecessor in interest, (iii) neither the Borrower nor any of its Subsidiaries has incurred any Environmental Liabilities and Costs and (iv) to the Borrower's knowledge, neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Material into the environment.

(p)           Solvency.  The Borrower is Solvent and will be Solvent after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents.

(q)           ERISA; Margin Regulations.  (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(ii)           None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would result in a violation by the Lender, the Borrower or such Subsidiary of the regulations of the Board, including Regulation U or X.

(r)           Properties; Intellectual Property.  (i) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its material real and personal property free and clear of all Liens, except for Permitted Liens and defects in title, in each case that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(ii)           The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.           Covenants .  The Borrower hereby covenants to the Lender that, unless the Lender shall otherwise consent in writing, during the term of this Credit Agreement or so long as (a) any amounts owed hereunder or under any other Loan Document are outstanding, or (b) the Term Loan Commitment has not been reduced to zero and this Credit Agreement and the other Loan Documents have not been terminated, the Borrower shall (unless the prior written consent of the Lender has been obtained) perform the following obligations:

4.1.           (a)           Financial Statements.  The Borrower shall deliver to the Lender

(i)           within 120 days after the end of each fiscal year of the Borrower its consolidated balance sheets as of the end of such fiscal year and the related consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder's equity of the Borrower and its Subsidiaries, which shall be in reasonable detail and shall be audited by independent certified public accountants of nationally recognized standing selected by the Borrower and reasonably satisfactory to the Lender, and as to which such accountants shall have expressed a written opinion that such statements fairly present the financial position of the Borrower and its Subsidiaries for the period then ended and have been prepared in accordance with GAAP, and that the examination of such accounts was made in accordance with the Standards of Public Company Accounting Oversight Board (United States) and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances;

(ii)           as soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower ending after the Closing Date, consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder's equity of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Lender, subject to normal year-end adjustments;

(iii)           simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 4.1(a), a certificate of an authorized officer of the Borrower (A) stating that such authorized officer has reviewed the provisions of this Credit Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Credit Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations of the financial covenants specified in Section 4.2; and

(iv)           Within 30 days after the end of each fiscal month during the Commitment Period, receipt by the Lender of a financial report of the Borrower and its consolidated subsidiaries for such month, in form and substance reasonably satisfactory to the Lender.

(b)           Proxy Statements, etc.  Promptly after the sending or filing thereof, the Borrower will provide to the Lender copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(c)           Additional Information.  The Borrower shall make available and provide to the Lender such further information and documents concerning its business and affairs including, without limitation, (i) the budgets and business plans of the Borrower and its Subsidiaries, (ii) a periodic Restructuring Status Report in form and substance reasonably satisfactory to the Lenders and (iii) using commercially reasonable efforts to provide to the Lender information with respect to accountant's letters, in each case as the Lender may from time to time reasonably request.

(d)           Notices.  The Borrower shall promptly notify the Lender of:

(i)           any investigation by or proceeding in or before any court, arbitrator, administrative body or agency or other Governmental Authority (other than routine inquiries by a governmental agency), including, without limitation, any Environmental Action, which investigation, proceeding or action is reasonably likely to result in a Material Adverse Effect, Default or Event of Default and, upon request, provide the Lender with all material documents and information furnished by the Borrower in connection therewith;

(ii)           the occurrence of any Default or Event of Default or any other development which is reasonably likely to result in a Material Adverse Effect, which notice shall be provided to the Lender as soon as possible, but in no event later than five (5) days after the Borrower becomes aware of the same and shall include a statement as to what action the Borrower has taken and/or proposes to take with respect thereto;

(iii)           any change in the Borrower's key management personnel, including without limitation, its President, Controller or Treasurer; and

(iv)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(e)           Compliance with Laws, Etc.  The Borrower shall comply in all material respects with the requirements of all applicable laws (including, without limitation, any Environmental Law) and maintain and preserve its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, rights and privileges.

(f)           Books and Records.  The Borrower shall keep and maintain adequate records and books of account, with complete entries made in accordance with GAAP, consistently applied.

(g)           Inspection Rights.  The Borrower shall permit the Lender or any of its agents and representatives at any time and from time to time during reasonable business hours and, provided no Default or Event of Default has occurred and is continuing, on reasonable prior notice to the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to conduct audits and make examinations and discuss its affairs, finances and accounts with any of its directors, officers, employees, accountants or other representatives.

(h)           Insurance.  The Borrower shall maintain or cause to be maintained, and cause each of its Subsidiaries to maintain or cause to be maintained (in each case in the Borrower's name or in the name of such Subsidiary, as the case may be), with responsible, financially sound and reputable insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

(i)           Taxes.  The Borrower shall timely pay and discharge all material taxes, assessments, levies and governmental charges upon it or against any of its properties, assets or income except to the extent that the Borrower shall be contesting in good faith its obligation to pay such taxes or charges and the Borrower has adequately accrued for such payments in accordance with and to the extent required by GAAP.

(j)           Further Assurances.  The Borrower shall do, execute, acknowledge and deliver at the sole cost and expense of the Borrower, all documents, instruments and agreements and take such further acts and deeds as the Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of this Credit Agreement or any other Loan Document.

(k)           Merger, Consolidation, etc.  The Borrower shall not:

(i)           merge, consolidate or amalgamate with or into any other Person unless:  (A) the Borrower is the surviving entity, (B) the Borrower provides the Lender with at least 30 days' prior written notice thereof, (C) the documentation in connection therewith is reasonably satisfactory in form and substance to the Lender, (D) the Borrower provides the Lender with such documents, certificates and opinions as the Lender may reasonably request, in form and substance reasonably satisfactory to the Lender, including, without limitation, a legal opinion given by counsel reasonably satisfactory to the Lender regarding the legal, valid and binding nature of the Loan Documents and the enforceability thereof and such other matters as the Lender may reasonably request, and (E) no Material Adverse Effect or any Default or Event of Default shall occur and be continuing both immediately before and immediately after such merger, consolidation or amalgamation;

(ii)           dissolve, wind-up or liquidate;

(iii)           purchase or otherwise acquire all or substantially all of the assets, liabilities or properties of any other Person to the extent a Material Adverse Effect or any Default or Event of Default may result therefrom; or

(iv)           sell, lease, transfer or otherwise dispose of all or substantially all of its non-"Margin Stock" (as defined in Regulation U of the Board) assets or properties whether in any single transaction or one or more transactions in the aggregate.

(l)           Change in Nature of Business.  The Borrower shall not make any material changes in the nature of its business activities as presently conducted to the extent reasonably likely to result in a Material Adverse Effect.

(m)           Transactions with Affiliates.  The Borrower shall not enter into any transaction with any of its Affiliates unless such transaction is otherwise permitted hereunder or is in the ordinary course of business of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

(n)           Corporate Documents.  The Borrower shall not amend its certificate of incorporation in any manner which is reasonably likely to materially adversely affect the Lender's rights under any of the Loan Documents or the Lender's ability to enforce any such rights.

(o)           Fiscal Year.  The Borrower shall not permit its fiscal year to end on a day other than the first Saturday between January 28th and February 3rd of any given year.

(p)           USA PATRIOT Act Compliance.  The Borrower shall provide, and shall cause each of its Subsidiaries and Affiliates to provide, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the "USA Patriot Act") or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.

(q)           Seniority.  The obligations of the Borrower under this Credit Agreement and the other Loan Documents to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all other unsecured senior Indebtedness of the Borrower, other than Senior Indebtedness.

(r)            Liens, Etc.  The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable other than in connection with collection of defaulted accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer; or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.

(s)           Indebtedness.  The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(t)           Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (b) so long as no Event of Default has occurred and is continuing, the Borrower may declare and pay dividends with respect to its Capital Stock, (c) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) so long as no Event of Default has occurred and is continuing, the Borrower may repurchase its Capital Stock and (f) netting shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and settling employees' and directors' federal, state and income tax liabilities (if any) related thereto.

(u)           Loans, Advances, Investments, Etc.  The Borrower shall not, and shall not permit its Subsidiaries to, make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:  (i) investments existing on the date hereof, as set forth on Schedule 4.1(u) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans, advances and other investments by the Borrower to any of its Subsidiaries, by any such Subsidiary to the Borrower or by any such Subsidiary to any other such Subsidiary, made in the ordinary course of business and not exceeding in the aggregate for the Borrower and all of its Subsidiaries at any one time outstanding $50,000,000 (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction), and (iii) Permitted Investments.

(v)           Sale/Leaseback Transactions.  Except for sale/leaseback transactions entered into in the ordinary course of business with respect to a retail location, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

(w)           Asset Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, license, lease or otherwise dispose of any asset which has a Fair Market Value in excess of $1,000,000, including any Capital Stock owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Capital Stock in such Subsidiary, except:

(i)           (A) sales of inventory and (B) sales, transfers, licenses, leases or other dispositions of the Tilton Property or other used, surplus, obsolete or worn-out assets (including real property) and Permitted Investments in the ordinary course of business;

(ii)           sales, transfers, licenses, leases or other dispositions of assets (including Capital Stock) or issuances of any additional Capital Stock by Borrower to any of its Subsidiaries, by any such Subsidiary to Borrower, and by any such Subsidiary to any other such Subsidiary; provided that any such dispositions to a Subsidiary shall be made in compliance with Section 4.1(m);

(iii)           sales transfers, licenses, leases or other dispositions deemed to occur as a result of the creation of Liens permitted by Section 4.1(r); and

(iv)           the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries.

(x)           Subordinated Debt .  The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt or other Indebtedness expressly subordinated in right of payment to the obligations of the Borrower hereunder, including any sinking fund or similar deposit with respect to any of them, or any prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Debt or other Indebtedness prior to its scheduled maturity, except regularly scheduled interest payments, as and when due (other than interest payments prohibited by the subordination provisions thereof).

4.2.           Financial Covenants .  So long as any principal of or interest on any Term Loan or any other obligation (whether or not due) hereunder shall remain unpaid, the Borrower shall not, unless the Lender shall otherwise consent in writing:

(a)                  Leverage Ratio.  Permit the Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any period of four consecutive fiscal quarters ending on a date set forth below to exceed the applicable ratio set forth below opposite such date:

Fiscal Quarter End	Leverage Ratio
Third fiscal quarter 2007 through fourth fiscal quarter 2008	4.00 to 1.00

First fiscal quarter 2009 through fourth fiscal quarter 2009	3.50 to 1.00

First fiscal quarter 2010 and each fiscal quarter thereafter	3.00 to 1.00

(b)                  Net Worth.  Permit Consolidated Net Worth of the Borrower and its Subsidiaries at any time to be less than $500,000,000.

(c)                  Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the last day of any period of four consecutive fiscal quarters ending on a date set forth below to be less than the applicable ratio set forth below opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
Third fiscal quarter 2007 through fourth fiscal quarter 2008	1.25 to 1.00

First fiscal quarter 2009 through fourth fiscal quarter 2009	1.40 to 1.00

First fiscal quarter 2010 and each fiscal quarter thereafter	1.60 to 1.00

5.           Conditions Precedent to the Term Loans .

5.1.           The obligation of the Lender to make the initial Term Loan is subject to the prior fulfillment of the following conditions:

(a)           Documents.  The Lender shall have received the following, each in form and substance satisfactory to the Lender:

(i)           Executed Agreement.  This Credit Agreement, duly executed by an authorized officer of the Borrower.

(ii)          Note.  To the extent requested by the Lender, the Lender (or its counsel) shall have received a Note, in the amount of the Lender's Term Loan, duly executed by an authorized officer of the Borrower.

(iii)         Borrower's Officer's Certificate.  A certificate of an authorized officer of the Borrower, substantially in the form of Exhibit B hereto, certifying, among other things, as to (w) the organizational documents and by-laws of the Borrower, (x) resolutions of the board of directors of the Borrower (or a committee of the board of directors authorized to approve this transaction) authorizing the Borrower to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party; (y) the names and signatures of the officers of the Borrower authorized to execute this Credit Agreement, each Note, if any, and each other Loan Documents to which it is a party; and (z) the absence of any amendment or modification to any of the attached organizational documents or by-laws (or the equivalent thereof), if any, of the Borrower since the date of the most recent certification thereof.

(iv)        Notice of Borrowing.  The Notice of Borrowing duly executed by an authorized officer of the Borrower as required under Section 2.2 hereof.  The submission by the Borrower of the Notice of Borrowing to the Lender and the Borrower's acceptance of the proceeds of a Term Loan shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions precedent set forth herein have been satisfied.

(v)         Executed Subordination Agreement.  The Subordination Agreement, duly executed by an authorized officer of the Borrower and each of the Senior Lenders party thereto.

(vi)        Opinion of Counsel to the Borrower.  A favorable written opinion of Dewey & LeBoeuf LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Lender and covering such matters relating to the Borrower, the Loan Documents and such other matters reasonably requested by the Lender.

(vii)       Good Standing.  A certificate of the appropriate official(s) of the state of organization of the Borrower and each of its significant domestic Subsidiaries certifying as of a recent date not more than 30 days prior the Closing Date as to the subsistence in good standing of, and the payment of taxes by, the Borrower and such Subsidiary in such states; provided, however, that in the case of a Subsidiary of the Borrower that is not organized in the State of Delaware, the Borrower may, after using commercially reasonable efforts to obtain a certificate of payment of taxes for such Subsidiary, deliver to the Lender such certificate within 180 days of the Closing Date, provided, further, however, that the Borrower shall have no obligation to deliver such certificate if it is unable to do so due to a failure to pay taxes that are contested in the manner permitted under this Agreement.

(viii)      Restructuring Plan.  Copies of the final Restructuring Plan, in form and substance satisfactory to the Lender.

(ix)         Existing Indebtedness.  Evidence that the Borrower's Indebtedness existing on the Closing Date is in full force and effect, without amendment or modification thereto in a manner adverse to the Lender in any material respect.

(x)          Compliance with Financial Covenants.  Sufficient information, such that the Lender can be reasonably certain that the Borrower will be in compliance with the financial covenants in the Existing Credit Facility over the 12 months following the Closing Date.

(xi)         Other Items.  Such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.

(b)           Fees and Expenses.  The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.

(c)            Legality.  The making of any Term Loan and the consummation of the transactions contemplated hereunder shall not contravene any law, rule or regulation applicable to the Lender or the Borrower.

(d)            Representations and Warranties.  All of the representations and warranties contained in Section 3 of this Credit Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the Borrowing Date of such Initial Term Loan shall be true and correct in all material respects as though made on and as of such date.  The acceptance by the Borrower of the proceeds of a Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.

(e)            Defaults; Material Adverse Effect.  No Default or Event of Default shall have occurred and be continuing on the date of any Term Loan or would result from making any Term Loan.  No Material Adverse Effect shall have occurred and be continuing since February 2, 2008 or would result from making any Term Loan.  The acceptance by the Borrower of the proceeds of a Term Loan shall be deemed to be a representation and warranty by the Borrower to the Lender to such effect.

(f)            Proceedings.  There shall not exist any threatened or pending action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, (i) challenging the consummation of the transactions contemplated hereby or which would restrain, prevent or impose burdensome conditions on any transaction contemplated hereunder, which could reasonably be expected to have a Material Adverse Effect, (ii) seeking to prohibit the ownership or operation by the Borrower of all or a material portion of its business or assets which could reasonably be expected to have a Material Adverse Effect, or (iii) seeking to obtain, or having resulted in the entry of any judgment, order or injunction that (A) would restrain, prohibit or impose adverse conditions on the ability of the Lender to make its Term Loan, (B) could reasonably be expected to affect the legality, validity or enforceability of any of the Loan Documents or the ability of any party thereto to perform its obligations thereunder or (C) is seeking any material damages as a result thereof.

(g)           Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Term Loans or the conduct of the Borrower's business shall have been obtained and shall be in full force and effect

(h)           Bank Account.  The Borrower shall have opened the Borrower Account.

5.2.           Subsequent Loans. The obligation of the Lender to make subsequent Term Loans shall, in addition to the fulfillment of the conditions set forth in Section 5.1 above, be subject to the following:

(a)            Notice of Borrowing. The Lender shall have received a Notice of Borrowing, duly executed by an authorized officer of the Borrower as required under Section 2.2 hereof. The submission by the Borrower of such Notice of Borrowing to the Lender and the Borrower's acceptance of the proceeds of such Revolving Loan shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions precedent set forth herein have been satisfied.

(b)           Fees and Expenses. The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.

(c)            Legality. The making of such Term Loans and the consummation of the transactions contemplated hereunder shall not contravene any law, rule or regulation applicable to the Lender or the Borrower.

(d)           Representations and Warranties. All of the representations and warranties contained in Section 3 of this Credit Agreement, in each other Loan Document and in each certificate and other writing delivered to the Lender pursuant hereto or thereto on or prior to the Borrowing Date of such Term Loans shall be true and correct in all material respects as though made on and as of such date.

(e)           Defaults. No Default, Event of Default or Material Adverse Effect shall have occurred and be continuing on the date of such Term Loans or would result from making of such Term Loans.

(f)           Compliance with Financial Covenants.  Sufficient information, such that the Lender can reasonably expect that the Borrower will be in compliance with the financial covenants contained herein over the 12 months following incurrence of any such Term Loan.

6.           Events of Default .

6.1.           Events of Default .  Each of the following events and occurrences shall constitute an "Event of Default" under this Credit Agreement:

(a)           The Borrower shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any principal of any Term Loan or any Note, or (ii) any interest on any Term Loan or any Note, any fee, any indemnity or any other amount payable hereunder or under any other Loan Document and any such failure referred to in this clause (ii) shall continue for three Business Days; or

(b)           Any representation or warranty made or deemed made by the Borrower in any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made; or

(c)           The Borrower shall fail to perform or shall violate any provision, covenant, condition or agreement in Section 4.1 of this Credit Agreement (other than 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i) and 4.1(j)) or Section 4.2 of this Credit Agreement; or

(d)           The Borrower shall fail to perform or shall violate any provision, covenant, condition or agreement of this Credit Agreement or any other Loan Document on its part to be performed or observed (other than those set forth in paragraphs (a), (b) and (c) of this Section 6.1) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of thirty (30) days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower becomes aware of the same; or

(e)           Any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of the Borrower under any agreement, document or instrument with respect to an aggregate amount of Indebtedness equal to or greater than the Threshold Amount (or the equivalent thereof in any foreign currency), or that enables the holder of such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof; or

(f)           The Borrower is adjudicated a bankrupt or insolvent, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or ceases doing business as a going concern or applies for or consents to the appointment of any receiver or trustee, or such receiver, trustee or similar officer is appointed with the application or consent of the Borrower, or bankruptcy, dissolution, liquidation or reorganization proceedings (or proceedings similar in purpose and effect) are instituted by the Borrower or are instituted against (and not vacated or discharged within 60 days) the Borrower; or

(g)           Any money judgment or warrant of attachment or similar process involving, individually or in the aggregate, in excess of the Threshold Amount (or the equivalent thereof in any foreign currency) shall be entered or filed against the Borrower and shall remain undischarged, unvacated or unbonded for a period of 30 days; or

(h)           The validity or enforceability of this Credit Agreement or any other Loan Document shall be contested by or on behalf of the Borrower; or a proceeding shall be commenced by a Governmental Authority having jurisdiction over the Borrower seeking to establish the invalidity thereof; or the Borrower shall deny that it has any further liability or obligation under any Loan Document to which it is a party; or

(i)           The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

6.2.           Consequence of Default .  Upon the occurrence of any Event of Default (i) described in subsection (f) of Section 6.1, the Term Loan Commitment shall automatically be reduced to zero and the outstanding amount of all Term Loans and all other amounts payable hereunder, under any Note and under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Borrower or (ii) described in any other subsection of Section 6.1 and during the continuance thereof, the Lender may, by notice of default given to the Borrower, terminate the Term Loan Commitment and declare all of the outstanding principal amount of the Term Loans and all other amounts payable hereunder, under any Note and under any other Loan Document to be immediately due and payable, whereupon the Term Loan Commitment shall be terminated and the unpaid principal amount of any Note, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.

7.              Additional Costs and Expenses; Indemnity .

7.1.           (a)           The Borrower shall pay to (x) the Lender on demand all reasonable out-of-pocket costs and expenses of the Lender actually incurred in connection with the preparation, execution and delivery of this Credit Agreement, each Note and any other Loan Documents or any amendment, modification or waiver of the provisions hereof or thereof, and (y) the Lender all out-of-pocket costs and expenses incurred in connection with:  (i) the negotiation of any restructuring, work-out or renegotiation of any terms of this Credit Agreement, any Note or any other Loan Documents or the obligations of the Borrower hereunder or thereunder, (ii) the enforcement of the preservation or protection of the Lender' rights under this Credit Agreement and the other Loan Documents and (iii) the response to any subpoena or similar process compelling the production of documents or other response in connection with this Credit Agreement, any Note or any other Loan Documents, including without limitation, in each case, the reasonable and actual fees and expenses of outside counsel for the Lender, and the Borrower further agrees to indemnify the Lender and their respective officers, directors and employees against any losses, damages, claims and expenses arising out of the use or proposed use by the Borrower of any Term Loan hereunder.  In addition, the Borrower agrees to defend, indemnify and hold harmless the Lender and their respective officers, directors and employees from and against any losses, damages, liabilities, obligations, penalties, fees, costs and expenses, including without limitation, the reasonable and actual fees and expenses of outside counsel for the Lender, arising out of or relating to the negotiation, preparation, execution, delivery and performance and administration of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereunder and thereunder and any claim, litigation, investigation or proceeding relating to any of the foregoing including, without limitation, all Environmental Liabilities and Costs arising from or in connection with:  (i) the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials, (ii) any Environmental Action or (iii) a breach by the Borrower or any of its Subsidiaries of any Environmental Law; provided, however, that none of the foregoing indemnity obligations of the Borrower shall extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement to the extent resulting from the willful misconduct or gross negligence of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)           If any future applicable law, regulation or directive, or any change of any existing law, regulation or directive or in the interpretation thereof, or compliance by the Lender with any request or requirement (whether or not having the force of law) of any relevant central bank or other comparable agency, imposes, modifies or deems applicable any reserve, special deposit, premium, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or any other acquisition of funds by the Lender, any capital adequacy standard or other condition with respect to this Credit Agreement, any Note or any other Loan Document, and the result of any of the foregoing is to increase the cost to the Lender of maintaining advances or credit or to reduce any amount receivable in respect thereof, then the Lender may notify the Borrower, and the Borrower shall pay within five (5) Business Days of the date of such notice such amount as the Lender may specify to be necessary to compensate the Lender for such reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at the same rate applicable to the Term Loans.  The determination by the Lender of any amount due under this Section 7.1(b) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive evidence thereof.

(c)           If, after the date hereof, by reason of any applicable law or regulation or regulatory requirement or the interpretation or application thereof, it shall become unlawful or otherwise prohibited for the Lender to make or maintain its Term Loan or any portion thereof or give effect to any of its obligations or benefits as contemplated by this Credit Agreement and the other Loan Documents, the obligation of the Lender to make, fund and maintain its Term Loan or any portion thereof under this Credit Agreement shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and the Borrower shall forthwith prepay to the Lender the principal amount of the Term Loans owed to the Lender, together with interest accrued thereon and all other amounts owed with respect thereto.

(d)           If, due to any prepayment pursuant to Section 2.6 hereof or any acceleration of the maturity of the Term Loans pursuant to Section 6 hereof or any other prepayment hereunder, the Lender is subject to a change of interest rate on a Term Loan or the Lender receives payment of principal of a Term Loan other than as provided herein, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such change or payment, including, without limitation, any loss, cost or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Lender's Term Loan.  A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.1 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document.

7.2.           Taxes.

(a)           Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, being hereinafter referred to as "Taxes"), except as otherwise required by law.  If and to the extent that Taxes, other than Excluded Taxes, are required to be withheld from any payment, (i) the amount of such payment shall be increased to the extent necessary to cause the Lender to receive (after the withholding of such Taxes) an amount equal to the amount it would have received had the withholding of such Taxes not been required, and (ii) the Borrower shall withhold such Taxes from such increased payment and pay such Taxes to the relevant taxation authority or other authority for the account of the Lender in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document, excluding taxes, for the avoidance of doubt, on the overall net income of the Lender (hereinafter referred to as "Other Taxes").

(c)           The Borrower shall indemnify and agrees to hold harmless the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 7.2), other than Excluded Taxes, paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within five (5) days after the date the Lender makes written demand therefor, specifying in reasonable detail the basis, calculation and amount of such Taxes or Other Taxes and any liabilities arising therefrom.

(d)           Within 30 days after the date of the Borrower's payment or a payment on behalf of the Borrower of any Taxes with respect to any payment due hereunder or under any other Loan Document, the Borrower will furnish to the Lender, at its address referred to in Section 9.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations contained in this Section 7.2 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document until the expiration of the statute of limitations applicable to the subject Taxes.

(f)            The Lender agrees that, at the request of the Borrower, it will deliver to the Borrower two properly completed and duly executed copies of Internal Revenue Service form W-9 or any subsequent version thereof or successor thereto, certifying that the Lender is entitled to a complete exemption from United States backup withholding tax on payments pursuant to this Agreement (and shall deliver to the Borrower additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower of any form or other documentation previously submitted that becomes incorrect).

(g)           The Borrower shall not be required to indemnify the Lender, or pay any additional amounts to the Lender, in respect of Taxes and liabilities arising therefrom pursuant to this Section 7.2 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of clause (f) above.

(h)           If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 7.2 it shall pay to the Borrower an amount equal to such refund recovered (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or recovery); provided, however, that the Borrower shall promptly repay the amount paid over to the Borrower to the Lender in the event in the event the Lender is required to repay such refund to the relevant Governmental Authority.  This Section 7.2(h) shall not be construed to require the Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.

(i)           If the Lender requests compensation under Section 7.1(b) or (c) or Section 7.2, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 7.2, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant thereto in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.

8.              Subordination.

8.1.           Agreement To Subordinate. The Lender and the Borrower agree that the obligations evidenced by the Loan Documents are and shall be junior and subordinate, to the extent and in the manner set forth herein, in right of payment to the prior Payment in Full of the Senior Indebtedness. The Indebtedness represented by the Loan Documents shall in all respects rank pari passu in right of payment with all existing and future senior Indebtedness of the Borrower, and will be senior in right of payment to all existing and future subordinated Indebtedness of the Borrower (other than the Senior Indebtedness); and only Indebtedness of the Borrower that is Senior Indebtedness shall rank senior to obligations of the Borrower under the Loan Documents in accordance with the provisions set forth in this Section 8.

8.2.           Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower upon (i) a total or partial liquidation or dissolution, (ii) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, (iii) an assignment of the Borrower’s assets for the benefit of its creditors, or (iv) any marshalling of the Borrower’s assets and liabilities:

(a)           the Senior Indebtedness shall be entitled to receive Payment in Full of such Senior Indebtedness before the Lender is entitled to receive any payment or distribution of any kind or character with respect to any obligations on, or relating to, the Loan Documents; and

(b)           until the Senior Indebtedness is Paid in Full, any payment or distribution to which the Lender would be entitled but for the subordination provisions of this Agreement shall be made to the Senior Indebtedness as their interests may appear.

If a distribution is made to the Lender that, due to the subordination provisions, should not have been made to them, the Lender shall be required to hold it in trust for the Senior Indebtedness and pay it over to them as their interests may appear.  The provisions of this Section 8.2 shall not apply to payments or distributions of shares of stock of the Borrower as reorganized or readjusted or debt securities of the Borrower paid or distributed to the Lender by a plan of reorganization, arrangement or readjustment, the payment of which is subordinated to Senior Indebtedness (or any replacement securities the Lender may receive in such plan) to at least the same extent as provided for hereunder.

8.3.           Default on Senior Indebtedness.

(a)           The Lender will not ask, demand, sue for, take or receive, directly or indirectly, from the Borrower, in cash or other property, by set-off, by realizing upon collateral or in any other manner, payment of, or security for, any or all of the obligations under the Loan Documents unless and until the Senior Indebtedness shall have been Paid in Full; provided, however, that the Lender may receive, collect, ask for and demand, and the Borrower may make, Permitted Payments to the extent, but only to the extent, the applicable conditions set forth in clauses (i) and (ii) of this Section 8.3(a) have been satisfied:

(i)           no default or event of default under any Senior Indebtedness  shall have occurred and be continuing (either before or immediately after the making of each such payment) by reason of the failure of the Borrower to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any amount in excess of $50,000 payable by it to any Senior Lender under any Senior Indebtedness (a “Payment Default”); and

(ii)          either (A) no default or event of default under the Senior Indebtedness, other than Payment Defaults, shall have occurred and be continuing (all such defaults and events of defaults, other than Payment Defaults, hereinafter referred to as “Non-Payment Defaults”), (B) a Non-Payment Default shall have occurred and be continuing and no Senior Lender shall have delivered to the Lender a written notice (a “Payment Blockage Notice”, which shall specify that it is a Payment Blockage Notice delivered pursuant to this Agreement and shall specify the Non-Payment Default that gives rise to such notice) stating that a Non-Payment Default has occurred and is continuing or (C) a Non-Payment Default shall have occurred and be continuing and any Senior Lender shall have delivered to the Lender a Payment Blockage Notice and (x) 150 days shall have elapsed after such Payment Blockage Notice shall have been given to the Lender and (y) any Senior Lender shall not have declared any of the Obligations (in excess of $50,000) due and payable prior to the date fixed therefor in respect of any such Non-Payment Default); provided, however, that, notwithstanding the foregoing clauses (A), (B) and (C), if any such Non-Payment Default shall have been remedied or waived and such Senior Lender so notifies the Lender in writing, and the Payment Blockage Notice shall be deemed terminated and the suspended payments (including all Permitted Payments suspended during the blockage period) may resume subject to the provisions of this Agreement; and provided, further, however, (i) no more than six (6) Payment Blockage Notices shall be permitted to be delivered pursuant to clause (C) above during the term of this Agreement and no more than two (2) Payment Blockage Notices shall be permitted to be delivered pursuant to clause (C) above during any calendar year, and (ii) no Non-Payment Default which existed or was continuing on the date such Payment Blockage Notice was given shall be made the basis for any subsequent Payment Blockage Notice whether or not within a period of 365 consecutive days unless such Non-Payment Default is cured or waived for a period of not less than 90 consecutive days.  There shall be at least 90 consecutive days during which no Payment Blockage Notice is in effect during any consecutive 365 day period.

8.4.           Acceleration of Payment.  If payment under the Loan Documents is accelerated because of an Event of Default, the Borrower shall promptly notify the Senior Lender of the acceleration in accordance with the terms of the relevant Senior Indebtedness; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Section 8.  If any Senior Indebtedness is outstanding, the Borrower may not make payments under the Loan Documents until five (5) Business Days after the Senior Lenders receive notice of such acceleration and, thereafter, may make such payments only if this Agreement otherwise permits payment at that time.

8.5.           Amendments to Senior Indebtedness.  So long as the Loan Documents are outstanding, the Borrower agrees, that it will not, without the prior written consent of the Lender:

(a)           permit the terms of the Senior Indebtedness to be changed to result in an increase in the principal amount of the Senior Indebtedness (excluding any fees and expenses incurred by the Borrower in connection with the Senior Indebtedness and any capitalized interest, fees, or other expenses incurred by the Borrower) to an amount in excess of the principal amount outstanding on the date hereof;

(b)           increase the interest rate margins (or other yield component) or any recurring fees with respect to the Senior Indebtedness by more than two hundred fifty (250) basis points in the aggregate, except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Documents as in effect on the date hereof;

(c)           subordinate in right of payment or otherwise any Senior Indebtedness;

(d)           extend or advance the final maturity or any other scheduled payment for principal, interest or any other amount in respect of the Senior Indebtedness; or

(e)           prohibit or restrict the ability of any of the Borrower to repay the principal, interest or other amounts payable with respect to the obligations under the Loan Documents in a manner that is more restrictive than the prohibitions and restrictions contained in the Senior Indebtedness as in effect on the date hereof.

8.6.           When Distribution Must Be Paid Over. If a distribution is made to the Lender that because of this Section 8 should not have been made to it, the Lender shall hold it in trust for the Senior Indebtedness and pay it over to the Senior Lenders as their interests may appear.

8.7.           Subrogation. After all Senior Indebtedness is Paid in Full and until the obligations hereunder are Paid in Full, the Lender shall be subrogated to the rights of the Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Section 8 to such Senior Indebtedness which otherwise would have been made to the Lender is not, as between the Lender and the Borrower, a payment by the Borrower on such Senior Indebtedness.

8.8.           Relative Rights. This Section 8 defines the relative rights of Borrower and the Senior Lenders. Nothing in this Agreement shall: (i) impair, as between the Borrower and the Lender, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Note and the other Loan Documents in accordance with their terms; or (ii) prevent the Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of Senior Indebtedness to receive distributions otherwise payable to the Lender.

8.9.           Section 8 Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to any Loan Document by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Section 8 shall have any effect on the right of the Lender to accelerate the maturity of any amounts payable under this Agreement.

8.10.         Separate Subordination Agreements.  The Lender, the Borrower and any Senior Lender (or their representatives) may enter into separate subordination agreements with respect hereto which, upon execution thereof shall supersede this Section 8 solely with respect to the applicable Senior Indebtedness.  In the event of any conflict between the provisions of this Section 8 and the Subordination Agreement or any additional subordination agreement, the provisions of the applicable subordination agreement shall prevail.

9.             Miscellaneous .

9.1.           Entire Agreement .  This Credit Agreement, the other Loan Documents and the documents referred to herein and therein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated.

9.2.           No Waiver; Cumulative Rights .  The failure or delay of the Lender to require performance by the Borrower of any provision of this Credit Agreement shall not operate as a waiver thereof, nor shall it affect the Lender' rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default.  Each and every right granted to the Lender hereunder or under any other Loan Document or in connection herewith or therewith shall be cumulative and may be exercised at any time.

9.3.           Assignment; Binding Effect .

(a)           Successors and Assigns.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 4.1 of this Credit Agreement shall not be deemed to be assignments for purposes of this sentence, and (ii) (1) the Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Credit Agreement with notice to the Borrower or (2) the Lender may at any time, with notice to the Borrower, sell participations to any Person; provided, that if no Default or Event of Default shall have occurred and be continuing, the prior written consent of the Borrower (which shall not be unreasonably withheld) shall be required.

(b)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.4.           GOVERNING LAW; JURY TRIAL .  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS CREDIT AGREEMENT, ANY NOTE EXECUTED PURSUANT HERETO OR ANY OTHER LOAN DOCUMENT.

9.5.           Submission to Jurisdiction .

(a)           The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Credit Agreement, any Note or any other Loan Document may be brought in any court of the State of New York or any Federal Court of the United States of America located in the City or State of New York, or both, as the Lender may elect, and by execution and delivery of this Credit Agreement the Borrower hereby submits to and accepts with regard to any such action or proceeding service of process by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Borrower at its address set forth in Section 9.6 hereof.

(b)           The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Credit Agreement, any Note or any other Loan Document in the State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such suit, action or proceeding.

(c)           To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Credit Agreement and any other Loan Document to which it is a party.

9.6.           Notices .  Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered or certified mail or by overnight mail, or transmitted by telephonic facsimile ("FAX") and electronic mail ("EMAIL")to the parties as follows:

To the Borrower:
THE TALBOTS, INC.
175 Beal Street
Hingham, Massachusetts  02043
Telephone:
FAX:
EMAIL:
Attention:  Mr. Edward L. Larsen, CFO

with a copy (which shall not constitute notice) to:

THE TALBOTS, INC.
211 South Ridge Street
Suite 100
Rye Brook, NY  10573
Attn: Richard T. O'Connell, Jr., Executive Vice President and General Counsel

To the Lender:
AEON (USA), INC.
450 Seventh Avenue, 42nd Floor
New York, NY 10123
Telephone:
FAX:
EMAIL:
Attention:  President

with a copy (which shall not constitute notice) to:

AEON CO., LTD.
5-1, 1-chome, Nakase
Mihama-ku, Chiba-shi
Chiba, 261-8515 Japan
Telephone:
FAX:
EMAIL:
Attention:  International Division

All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by registered or certified mail, (iii) on the Business Day after having been sent if transmitted by overnight mail with a reputable courier, or (iv) the date of transmission if transmitted by FAX and receipt is confirmed.

9.7.           Amendments, Etc .  No amendment or waiver of any provision of this Credit Agreement and the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  Notwithstanding the foregoing, the terms hereof may only be amended in accordance with the provisions of the Subordination Agreement.

9.8.           Usury .  Anything in this Credit Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on the Term Loans and any Notes or any other amount due and owing hereunder or under any other Loan Document shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.

9.9.           Counterparts; Facsimile Signature .  This Credit Agreement may be signed in any number of counterparts.  Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes.  Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Credit Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

9.10.                      Severability .  Any provision of this Credit Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11.                      No Party Deemed Drafter .  The Borrower and the Lender agree that no party hereto shall be deemed to be the drafter of this Credit Agreement.

9.12.                      USA Patriot Act Notification .  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  WHAT THIS MEANS FOR THE BORROWER:  When the Borrower opens an account, the Lender will ask the Borrower for certain information, including, without limitation, the Borrower's name, tax identification number, business address and other information that will allow the Lender to identify the Borrower.  The Lender may also seek to see the Borrower's legal organizational documents or other identifying documents, among other things.  The Borrower agrees to cooperate with the Lender and provide true, accurate complete information to the Lender in response to any such request.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.

THE TALBOTS, INC.

By:	/s/ Edward L. Larsen
	Name:	Edward L. Larsen
	Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

Signed in:	Hingham, MA

AEON (U.S.A.), INC.

By:	/s/Tsutomu Kajita
Name: Tsutomu Kajita
Title: Senior Vice President

Signed in:	Tokyo Japan

EXHIBIT A

THE INDEBTEDNESS EVIDENCED OR SECURED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN (i) SECTION 8 OF THE LOAN AGREEMENT AND (ii) THE SUBORDINATION AGREEMENT DATED AS OF JULY 16, 2008, MADE BY AND AMONG THE SUBORDINATED CREDITORS, THE BORROWER MIZUHO CORPORATE BANK,  LTD., (“MIZUHO”), AS AGENT, AND MIZUHO, AS BILATERAL LENDER, ALL AS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.

NOTE

US$	________ , 20__

FOR VALUE RECEIVED, The Talbots Inc. (the "Borrower") unconditionally promises to pay to the order of Aeon (U.S.A.), Inc., a Delaware corporation (the "Lender"), to the Lender's Account specified in the Credit Agreement described below, the principal sum of                             Dollars ($                         ) or such lesser amount as may be outstanding from time to time hereunder and to pay interest thereon at such rates and according to such methods of calculation as are provided pursuant to the Term Loan Agreement, dated as of July 16, 2008, by and among the Borrower and the Lender (as the same may be amended, supplemented, or otherwise modified from time to time, the "Credit Agreement").  The Borrower hereby authorizes the Lender to enter on the schedule attached hereto the dates, amounts, denomination, maturities, interest rates and interest periods applicable to each borrowing and absent manifest error such notations shall be binding and conclusive upon the Borrower; provided, however, that failure by the Lender to make any notation on such schedule or any error in such notations shall in no way affect the Borrower's obligation to repay outstanding amounts on this Note.

The outstanding principal of this Note and any accrued interest thereon shall be repaid as set forth in the Credit Agreement, with final payment on the Maturity Date (as defined in the Credit Agreement).

All payments of principal and interest on this Note shall be payable in lawful money of the United States of America in immediately available funds without set-off, defense or counterclaim.

This Note is issued pursuant to the terms of the Credit Agreement and is subject to the terms and conditions and entitled to the benefits therein provided.  Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the principal of and the accrued interest on this Note may become due and payable in the manner and with the same effect as provided in the Credit Agreement, without presentment, demand, protest or notice of any kind unless otherwise expressly required therein.

A-1

Failure or delay of the holder of this Note to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the holder of this Note be estopped from enforcing any such provision at a later time.  Any waiver of any provision hereof must be in writing.  This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof.

THE TALBOTS, INC.

By:
Name:
Title:

2

EXHIBIT B

OFFICER'S CERTIFICATE OF BORROWER

I, _________________________ , the _________________________ of The Talbots, Inc., a Delaware corporation (the "Borrower"), do hereby certify that:

1.
The Borrower has full corporate power and authority to execute, enter into and deliver the Term Loan Agreement, dated as of July 16, 2008 by and among the Borrower and Aeon (U.S.A.), Inc., a Delaware corporation (the "Lender") (the "Credit Agreement"; terms defined in the Credit Agreement shall have the same meaning in this certificate), together with each Note and each other Loan Document to which it is a party.

2.
All corporate action necessary to authorize the execution, delivery and performance of the Credit Agreement, each Note and each other Loan Document has been taken by resolutions of the Board of Directors of the Borrower adopted by written consent by such Board of Directors and such resolutions have not been modified or amended in any respect and are in full force and effect on the date hereof.

3.	Attached hereto as Exhibit A is a true, correct and complete copy of the Borrower's Certificate of Incorporation, together with all amendments there to, as in effect on and as of the date hereof.

4.	Attached hereto as Exhibit B is a true, correct and complete copy of the Borrower's By-laws, together with all amendments thereto, as in effect on and as of the date hereof.

5.
Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Board of Directors of the Borrower (or a committee of the Board of Directors authorized to approve this transaction) approving and authorizing the execution, delivery and performance of the Credit Agreement, each Note and each other Loan Document, which resolutions remain in full force and effect without modification or amendment on and as of the date hereof.

6.	All representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof.

7.
No Default or Event of Default or any Material Adverse Effect has occurred and is continuing on and as of the date hereof or would result from the Credit Agreement becoming effective in accordance with its terms, both immediately before and immediately after giving effect to any Term Loan.

8.
The Borrower has performed in all material respects all agreements and satisfied in all material respects all conditions, which the Credit Agreement provides shall be performed by it on or before the date hereof.

9.
The following persons are, and have been at all times since a date prior to _______     , 200_ duly qualified and acting officers of the Borrower duly elected or appointed to the offices set forth opposite the name of such person, and each such person who, as an officer of the Borrower, signed the Credit Agreement, each Note and any other Loan Documents was duly elected or appointed, qualified and acting as such officer at the time of such signing and delivery, and the signature of each such person appearing on such documents is such person's genuine signature.

Name	Office	Signature

10.	No proceeding for the winding-up, liquidation, dissolution or sale of all substantially all of the assets of the Borrower is pending or contemplated.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Borrower.

Dated:  ______     , 200_

I, _________________________, the _________________________ of The Talbots, Inc. (the "Borrower") hereby certify that I am the duly elected, qualified and acting __________________ of the Borrower and that ____________________is the duly elected, qualified and acting ____________________of the Borrower and such person's signature above is the true and genuine signature of such person.

Exhibit C

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of July 17, 2008, made by and among Aeon (USA), Inc. (together with each lender from time to time party to the Subordinated Loan Agreement referred to below, each a "Subordinated Creditor" and, collectively, the "Subordinated Creditors"), The Talbots, Inc. a Delaware corporation (the "Borrower"), Mizuho Corporate Bank, Ltd., a corporation organized and existing under the laws of Japan ("Mizuho"), as arranger and administrative agent for the Lenders referred to below (in such capacities, the "Agent") for the Syndicated Lenders (as defined below) party to the Syndicated Loan Agreement referred to below, and Mizuho, as lender under the Bilateral Loan Agreements referred to below (in such capacity, the "Bilateral Lender").

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders from time to time party thereto (collectively, the "Syndicated Lenders" and together with the Bilateral Lender, each a "Lender" and collectively the "Lenders") and the Agent have entered into a Term Loan Agreement dated as of July 24, 2006 (such Agreement, as amended or otherwise modified from time to time, the "Syndicated Loan Agreement");

WHEREAS, pursuant to the Syndicated Loan Agreement, the Syndicated Lenders have agreed to make certain term loans (such term loans are hereinafter referred to individually as a "Syndicated Loan" and collectively, the "Syndicated Loans") to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the Total Term Loan Commitment (as defined in the Syndicated Loan Agreement);

WHEREAS, the Borrower and the Bilateral Lender previously entered into that certain (a) General Financing Agreement, dated as of August 24, 2007 (as amended, supplemented, or otherwise modified from time to time, the "Financing Agreement"), pursuant to which the Bilateral Lender has made and may hereafter extend loans (the "Financing Agreement Advances") to the Borrower, (b) Revolving Credit Agreement dated as of January 28, 2004 (as amended, supplemented, or otherwise modified from time to time, the "2004 Credit Agreement"), pursuant to which the Bilateral Lender has made and may hereafter extend loans (the "Credit Agreement Advances") to the Borrower from time to time up to $18,000,000 and (c) Revolving Loan Credit Agreement dated as of April 17, 2003 (as amended, supplemented, or otherwise modified from time to time, the "2003 Credit Agreement" and, together with the 2004 Credit Agreement and the Financing Agreement, each a "Bilateral Loan Agreement" and collectively, the "Bilateral Loan Agreements"; the Bilateral Loan Agreements together with the Syndicated Loan Agreement, each a "Loan Agreement" and collectively, the "Loan Agreements"), pursuant to which the Bilateral Lender has made and may hereafter extend loans up to $18,000,000.00 (together with the Credit Agreement Advances and the Financing Agreement Advances, the "Bilateral Loans" and, together with the Syndicated Loans, collectively the "Loans") to the Borrower from time to time;

WHEREAS, the Borrower and the Subordinated Creditors have entered into a Term Loan Agreement, dated as of July __, 2005 (such Loan Agreement, as amended or otherwise modified from time to time in accordance with the terms of this Agreement, the "Subordinated Loan Agreement"), with respect to subordinated term loans in the aggregate principal amount not exceeding $50,000,000 (the "Subordinated Term Loans") evidenced by one or more subordinated promissory notes issued from time to time by the Borrower to the respective Subordinated Creditors in the original principal amounts set forth opposite the names of the respective Subordinated Creditors in the column captioned "Original Principal Amount" on Schedule I hereto as amended or otherwise modified pursuant to the terms of this Agreement (the "Subordinated Notes"); and

WHEREAS, pursuant to the Loan Agreements, each Subordinated Creditor and each Obligor is required to execute and deliver to the Agent and the Bilateral Lender an agreement subordinating all indebtedness and other obligations of the Obligors from time to time existing in favor of such Subordinated Creditor under the Subordinated Term Loan to the prior payment in full of all of the obligations of the Obligors from time to time existing in favor of the Lenders and the Agent;

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to maintain the Loans pursuant to the Loan Agreements, the Subordinated Creditors and the Obligor, severally and not jointly, hereby agree with the Agent (on its behalf and on behalf of the Syndicated Lenders) and the Bilateral Lender as follows:

SECTION 1.       Definitions.

(a)       Reference is hereby made to the Loan Agreements for a statement of the terms thereof.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the applicable Loan Agreement.

(b)       In addition, as used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Enforcement Action" means any action to enforce or attempt to enforce any right or remedy available to the Subordinated Creditors under the Subordinated Documents, applicable law or otherwise, including any action to (a) accelerate the maturity of, or demand as immediately due and payable, all or any part of the Subordinated Obligations, (b) to sue for or exercise any right of set-off, (c) commence, continue or participate in any judicial, arbitral or other proceeding, or any other collection or enforcement action of any kind, against any Obligor or any of any Obligor's assets (including any Insolvency Proceeding), seeking, directly or indirectly, to enforce any rights or remedies, or to enforce any of the obligations incurred by any Obligor, under or in connection with the Subordinated Obligations or the Subordinated Documents, (d) commence or pursue any judicial, arbitral or other proceeding or legal action of any kind, seeking injunctive or other equitable relief to prohibit, limit or impair the commencement or pursuit by the Agent or any Lenders of any of its rights or remedies under or in connection with the Senior Documents or otherwise available to the Agent or any Lender under applicable law or (e) to take any action in respect of the Subordinated Obligations under the provisions of any state, local, federal or foreign law, including, without limitation, the Uniform Commercial Code as in effect in any applicable jurisdiction, or under any Subordinated Document, to foreclose upon, take possession of or sell any property or assets of any Obligor.

"Obligor" means the Borrower, each other Loan Party and each other Subsidiary of the Borrower that may from time to time guaranty any portion of the Senior Obligations.

"Maximum Senior Principal Amount" means $371,000,000, less the aggregate principal amount of all prepayments and repayments thereof (other than a permitted refinancing).

"Payment in Full" means the full and final payment in cash, in immediately available funds, of all the Senior Obligations, other than inchoate indemnity obligations for which no claim has been made (whether or not any of the Senior Obligations shall have been voided, disallowed or subordinated pursuant to any provision of the Bankruptcy Code (or other Applicable Bankruptcy Law), any applicable state fraudulent conveyance law, any other law in connection with an Insolvency Proceeding or otherwise) after (i) all principal of the Loans, interest thereon (including interest accruing subsequent to the filing of any petition initiating any Insolvency Proceeding, whether or not a claim for such interest is allowed in any such proceeding) and all other Senior Obligations (other than inchoate indemnity obligations for which no claim has been made) shall have been paid in full, and (ii) the receipt by the Agent and the Bilateral Lender of cash collateral in such amounts as the Agent and the Bilateral Lender determine are reasonably necessary to secure the Agent and the Lenders from loss, cost, damage or expense, including attorneys' fees, costs and expenses, in connection with any contingent Senior Obligations, including, without limitation, checks or other payments provisionally credited to the Senior Obligations and as to which the Agent or any Lender has not yet received final and indefeasible payment.  The expressions "prior payment in full", "payment in full", "paid or satisfied in full" and "paid in full" (whether or not such expressions are capitalized) and other similar phrases shall have correlative meanings.  For the purposes of this Agreement, the Senior Obligations shall not be deemed to have been "Paid in Full," and "Payment in Full" of the Senior Obligations shall not be deemed to have occurred, until 91 days following the date on which all of the Senior Obligations have been paid in full in accordance with the terms set forth in the first sentence of this definition.

"Permitted Payment" means (a) regularly scheduled payments of interest (at the non-default cash rate of interest ) on the Subordinated Obligations due and payable on a non-accelerated basis in the manner in the stated amounts and on the stated dates of payment thereof as set forth in the Subordinated Loan Agreement as in effect on the date hereof and otherwise in accordance with the Subordinated Loan Agreement as in effect on the date hereof (including regularly scheduled interest payments which accrued during any period payment thereof was prohibited pursuant to Section 3 of this Agreement); provided, however, that the due dates for the payments of such interest payments, and the amounts thereof, may be extended, reduced, or increased (provided any such increase is due solely to the deferral of prior interest payments), respectively, without changing their characterization as Permitted Payments; (b) payments of fees and expenses under the Subordinated Loan Agreement as in effect on the date hereof; (c) reimbursement of reasonable out of pocket costs and expenses (including reasonable attorney's fees) of the Subordinated Creditors; and (d) obligations of the Obligors to reimburse the Subordinated Creditors pursuant to the indemnification provisions set forth in the Subordinated Documents as in effect on the date hereof; provided, that, the aggregate amount paid by the Obligors pursuant to clauses (c) and (d) above shall not exceed $1,000,000 in the aggregate and with respect to any such indemnities payments not constituting reimbursement payments for out-of-pocket costs and expenses, the Borrower or any Subordinated Creditor shall have provided the Agent with not less than five (5) Business Days' prior written notice of payment thereof, specifying the nature and amount of such payments, for such payments to constitute "Permitted Payments" hereunder.

"Prohibited Payment" means any payment due with respect to any of the Subordinated Obligations that, if made by any Obligor or any other Loan Party, is not or would not be a Permitted Payment when made.

"Senior Documents" means the Loan Agreement, the other Loan Documents, the Bilateral Loan Agreements and the other agreements, documents and instruments relating thereto.

"Senior Obligations" means all Obligations, including, without limitation, any and all indebtedness, obligations and other liabilities of the Obligors now or hereafter existing in favor of the Lenders and the Agent under the Loan Agreements and the other Senior Documents (in each case, as amended or otherwise modified from time to time in accordance with the terms of this Agreement), in each case whether for principal, interest (including interest accruing subsequent to the filing of any petition initiating any Insolvency Proceeding, whether or not a claim for such interest is allowed in any such proceeding), guaranteed obligations, premiums, indemnities, fees, costs, expenses (including, without limitation, auditor, legal and other professional fees, costs and expenses, and including, without limitation, fees, costs and expenses accruing subsequent to the filing of any petition initiating any Insolvency Proceeding, whether or not a claim for such fees, costs and expenses is allowed in any such proceeding), or otherwise, in each case whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint or several, secured or unsecured, matured or unmatured, monetary or nonmonetary, liquidated or unliquidated, acquired outright, conditionally or as collateral security from another, all other indebtedness and liabilities now or hereafter existing in favor of any of the Lenders or the Agent under the Senior Documents, and all extensions, renewals, refundings, replacements and modifications of any of the foregoing.

"Subordinated Documents" means the Subordinated Loan Agreement, the Subordinated Notes, and any other agreements, documents or instruments evidencing the Subordinated Obligations or relating thereto, each as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

"Subordinated Obligations" means all indebtedness, obligations and other liabilities of the Obligors now or hereafter existing under the Subordinated Documents in favor of the Subordinated Creditors, whether now existing or hereafter arising and whether created directly or acquired by assignment or otherwise, all interest thereon and all fees, premiums, costs, expenses and other amounts payable in respect thereof, whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint or several, secured or unsecured, matured or unmatured, monetary or nonmonetary, liquidated or unliquidated, acquired outright, conditionally or as collateral security from another, including, without limitation, all such indebtedness, obligations and other liabilities of the Obligors under or in respect of subrogation rights under any guaranty or any other rights to be subrogated to the rights of the holders of the Senior Obligations in respect of payments or distributions of assets of, or ownership interests in, the Obligors made on the Senior Obligations.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

SECTION 2.      Agreement to Subordinate.  Each of the Subordinated Creditors and each Obligor agrees that the Subordinated Obligations are and shall be junior and subordinate, to the extent and in the manner hereinafter set forth, in right of payment to the prior Payment in Full of the Senior Obligations.  In the event that all or any part of payment of the Senior Obligations is rescinded or recovered directly or indirectly from the Agent or any Lender as a preference, fraudulent transfer or otherwise (whether by demand, settlement, litigation or otherwise, and whether or not such rescission or recovery occurs prior to or after the date on which the Senior Obligations are deemed to have been Paid in Full), such rescinded or recovered payments shall constitute Senior Obligations for all purposes hereunder and the obligations of Subordinated Creditors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, until such Senior Obligations are Paid in Full.

SECTION 3.      Restrictions on Payments and Actions; Permitted Payments; Agreements and Consents of Subordinated Creditors.

(a)         No Subordinated Creditor will ask, demand, sue for, take or receive, directly or indirectly, from the Borrower or any other Obligor, in cash or other property, by set-off, by realizing upon collateral or in any other manner, payment of, or security for, any or all of the Subordinated Obligations unless and until the Senior Obligations shall have been Paid in Full; provided, however, that the Subordinated Creditors may receive and the Borrower may make Permitted Payments to the extent, but only to the extent, each condition set forth below has been fully satisfied:

(i)           no Default or Event of Default under any Senior Document shall have occurred and be continuing (either before or immediately after the making of each such payment) by reason of the failure of any Obligor to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any amount payable by it to any Lender or the Agent under any Senior Document (a "Payment Default"),

(ii)           after giving effect to such payment, the Obligors would, to the best knowledge of the Subordinated Creditors, be in compliance with the financial covenants set forth in Section 4.2 of the Syndicated Loan Agreement, and

(iii)           either (A) no Default or Event of Default under the Senior Documents, other than Payment Defaults, shall have occurred and be continuing (all such Defaults and Events of Defaults, other than Payment Defaults, hereinafter referred to as "Non-Payment Defaults"), (B) a Non-Payment Default shall have occurred and be continuing and the Agent or the Bilateral Lender shall not have delivered to the Subordinated Creditors a written notice (a "Payment Blockage Notice", which shall specify that it is a Payment Blockage Notice delivered pursuant to this Agreement and shall specify the Non-Payment Default that gives rise to such notice) stating that a Non-Payment Default has occurred and is continuing or (C) a Non-Payment Default shall have occurred and be continuing and the Agent or the Bilateral Lender shall have delivered to the Subordinated Creditors a Payment Blockage Notice and (x) 180 days shall have elapsed after such Payment Blockage Notice shall have been given to the Subordinated Creditors and (y) the Agent or the Bilateral Lender shall not have declared any of the Obligations due and payable prior to the date fixed therefor in respect of any such Non-Payment Default); provided, however, that, notwithstanding the foregoing clauses (A), (B) and (C), if any such Non-Payment Default shall have been remedied or waived, the Agent or the Bilateral Lender, as applicable, shall so notify the Subordinated Creditors in writing, and the Payment Blockage Notice shall be deemed terminated and the suspended payments (including all Permitted Payments suspended during the blockage period) may resume subject to the provisions of this Agreement; provided, further, however, (x) no more than four (4) Payment Blockage Notices shall be permitted to be delivered pursuant to clause (C) above during any calendar year, and (y) no Non-Payment Default which existed or was continuing on the date such Payment Blockage Notice was given shall be made the basis for any subsequent Payment Blockage Notice whether or not within a period of 365 consecutive days unless such Non-Payment Default is cured or waived for a period of not less than 30 consecutive days.

(b)         No Obligor will make any payment in cash or other property in respect of any of the Subordinated Obligations except Permitted Payments, or take any other action, in contravention of the provisions of this Agreement.

(c)          Each Subordinated Creditor agrees, for the benefit of the Borrower, the Agent and each of the Lenders, that (i) the due date for any Prohibited Payment shall be automatically extended until the Business Day next following the date on which payments are no longer prohibited by Section 3(a) (the "Extended Due Date"), and (ii) that no default, default event or event of default, however denominated, shall be deemed to have occurred under any of the Subordinated Documents by reason of the nonpayment of such Prohibited Payment prior to the Extended Due Date.

SECTION 4.       Additional Provisions Concerning Subordination.  Each of the Subordinated Creditors and each Obligor agrees as follows:

(a)         In the event of any Insolvency Proceeding relating to any Obligor,

(i)           any payment or distribution of any kind (whether in cash, securities or other property) which otherwise would be payable or deliverable upon or with respect to any of the Subordinated Obligations shall be paid or delivered directly to the Agent for application (in the case of cash) to, or as collateral (in the case of securities or other non-cash property) for, the payment or prepayment of the Senior Obligations until the Senior Obligations shall have been Paid in Full;

(ii)           Each of the Agent and the Bilateral Lender may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the Subordinated Creditors or otherwise), but shall have no obligation, to, (A) demand, sue for, collect and receive every payment or distribution referred to in clause (i) of subsection (a) of this Section 4 and give acquittance therefor and (B) file claims and proofs of claim in respect of the Subordinated Obligations and take such other action (including, without limitation, voting the Subordinated Obligations) as the Agent or the Bilateral Lender may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent or the Bilateral Lender hereunder; and

(iii)           each Subordinated Creditor will duly and promptly take such action as the Agent or the Bilateral Lender may request (A) to collect the Subordinated Obligations existing in favor of such Subordinated Creditor for the account of the Agent or the Bilateral Lender and to file appropriate claims or proofs of claim with respect thereto, (B) to execute and deliver to the Agent or the Bilateral Lender such powers of attorney, assignments or other instruments as the Agent or the Bilateral Lender may reasonably request in order to enable it to enforce any and all claims with respect to, and any security interests and other Liens securing payment of, the Subordinated Obligations existing in favor of such Subordinated Creditor, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations existing in favor of such Subordinated Creditor.

(b)         All payments or distributions upon or with respect to the Subordinated Obligations which are received by any Subordinated Creditor contrary to the provisions of this Agreement shall be received in trust for the benefit of the Agent and the Lenders, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Agent (for the benefit of the Lenders) in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of securities or other non-cash property) for the payment or prepayment of the Senior Obligations until the Senior Obligations shall have been indefeasibly Paid in Full; provided, however, that notwithstanding any provision in this Agreement to the contrary, in no event shall the Agent or any Lender be entitled to receive or otherwise require any Subordinated Creditor to pay, deliver or otherwise turnover to the Agent or any Lender any payment if such payment was a Permitted Payment at the time of receipt thereof. To the extent there are any excess amounts paid over to the Agent and the Lenders after the Senior Obligations have been irrevocably Paid in Full in cash and the termination of all obligations of the Agent's and the Lender's financial accommodations to Borrower under the Senior Documents, such excess amounts shall be remitted to the Subordinated Creditors, or any of them, to the extent necessary to pay Subordinated Obligations then due in full, which amounts shall constitute payments in respect of the Subordinated Obligations and will so reduce the outstanding amount of the Subordinated Obligations; provided, however, that to the extent of the amount of any such remittance received by it, the applicable Subordinated Creditor shall indemnify and hold harmless the Agent and the Lenders from any and all claims, liabilities, damages and expenses suffered by the Agent or the Lenders in connection with the making of any such remittance to such Subordinated Creditor.

(c)         Each of the Agent and the Bilateral Lender is hereby authorized to demand specific performance of this Agreement at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Agreement applicable to such Subordinated Creditor whether or not each Obligor shall have complied with any of the provisions hereof applicable to such Obligor, and each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

SECTION 5.      Legend; Further Assurances.

(a)         Each Subordinated Creditor (with respect to Subordinated Obligations existing in favor of such Subordinated Creditor and with respect to Subordinated Documents to which such Subordinated Creditor is a party) and the Obligors will cause each Subordinated Document and any other instrument hereafter governing or evidencing any Subordinated Obligation to be indorsed with the following legend:

"The indebtedness evidenced or secured by this instrument is subordinated to the prior payment in full of the Senior Obligations (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement dated as of July __, 2008, made by and among the Subordinated Creditors, the Borrower, Mizuho Corporate Bank, Ltd. ("Mizuho"), as Agent and Mizuho, as the Bilateral Lender, all as referred to in such Subordination Agreement."

(b)         Each of the Subordinated Creditors (with respect to Subordinated Obligations existing in favor of such Subordinated Creditor and with respect to Subordinated Documents to which such Subordinated Creditor is a party) and each Obligor will (i) mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement and (ii) in the case of any Subordinated Obligation which is not evidenced by any instrument, upon the Agent's or the Bilateral Lender's request cause such Subordinated Obligations to be evidenced by an appropriate instrument or instruments indorsed with the above legend.  The Obligors will, at their sole cost and expense and at any time and from time to time, promptly execute and deliver all further instruments and other documents, and take all further action, that may be reasonably necessary or, in the reasonable opinion of the Agent or the Bilateral Lender, desirable, or that the Agent or the Bilateral Lender may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Agent or the Bilateral Lender to exercise and enforce its rights and remedies hereunder.

SECTION 6.       Negative Covenants.

(a)         Notwithstanding anything contained herein to the contrary, So long as any of the Senior Obligations have not been Paid in Full, no Subordinated Creditor will, without the prior written consent of the Agent and the Bilateral Lender:

(i)           take any Enforcement Action (other than Permitted Payments pursuant to Section 3 of this Agreement) with respect to the Subordinated Obligations, until the earliest to occur of the following and in any event no earlier than ten (10) Business Days after Agent's and the Bilateral Lender's receipt of written notice of a Subordinated Creditor's intention to take any such Enforcement Action:

(A) acceleration of the Senior Obligations, the institution or commencement of any legal proceedings, judicial proceedings or right of set off or other remedies by the Agent or the Lenders to enforce payment of or collect any material portion of the Senior Obligations, or the institution or commencement of any foreclosure proceedings or other remedial actions by the Agent or the Lenders (provided, this clause (A) shall be deemed not to include (I) the implementation of full cash dominion or the giving of any activation or similar notice under any agreement relating to the Obligors' deposit or securities accounts, (II) the institution of any reserves under any revolving credit facility, (III) any notice by the Agent or any Lender to account debtors of any Obligor to make payments to a particular bank account or lockbox or any actions by the Agent or any Lender to verify the terms or existence of any accounts receivable of any Obligor, (IV) the making of any demand for payment not constituting an acceleration, the charging of default rate interest or the delivery of any notices of default or reservation of rights hereunder or (V) the engagement of an investment banker or similar Person to market all or any portion of the Obligors' assets); or

(B) the passage of one hundred eighty (180) days from the delivery of a written notice from any Subordinated Creditor to the Agent or the Bilateral Lender of the occurrence and continuance of any Event of Default under any Subordinated Loan Agreement (a "Subordinated Debt Default"), which notice shall specify the nature of such Subordinated Debt Default and state such Subordinated Creditor's intent to commence an Enforcement Action (the "Subordinated Creditor Default Notice") if any Subordinated Debt Default described therein shall not have been cured or waived within such period;

(ii)           Notwithstanding the foregoing,

(A) the Subordinated Creditors may file proofs of claim against all or any Obligor in any Insolvency Proceeding involving such Obligor or Obligors and vote such claim;

(B) any distributions or other proceeds of any Enforcement Action (other than Permitted Payments pursuant to Section 3 of this Agreement) obtained by any Subordinated Creditor shall in any event be held in trust by it for the benefit of the Agent and Lenders and promptly be paid or delivered to the Agent for the benefit of the Agent and the Lenders in the form received until all Senior Obligations are Paid in Full in cash and all commitments to lend under the Senior Documents shall have been terminated; and

(C) if following the acceleration of the Senior Obligations by the Agent or the Lenders such acceleration is rescinded in writing by the Agent or the Lenders (whether or not any existing Payment Default or Senior Non-Payment Default has been cured or waived), then all Enforcement Actions taken by any Subordinated Creditor shall likewise be rescinded; provided that, upon such rescission of such acceleration in accordance with this Section 6(a)(ii), and to the extent that an underlying Non-Payment Default or Subordinated Debt Default remains uncured or unwaived, the payment blockage pursuant to Section 3(a)(iii) or the standstill pursuant to Section 6(a)(i)(B) originally instituted in connection with such Non-Payment Default or the Subordinated Debt Default (as applicable) shall be reinstituted and, for the purposes of determining the passage of time under Section 3(a)(iii) with respect to such payment blockage and Section 6(a)(i)(B) with respect to such standstill, such payment blockage or standstill shall be deemed to have run continually from the date of the original institution of such payment blockage or standstill through and including the date of such rescission of such acceleration in accordance this Section 6(a)(ii) or Section 6(a)(i)(B), as applicable;

(iii)          (A) cancel or otherwise discharge any Subordinated Obligation, (B) subordinate any Subordinated Obligation to any indebtedness of the Obligors other than the Senior Obligations and the other Senior Indebtedness (as defined in the Subordinated Loan Agreement), or (C) obtain or otherwise receive the benefit of any Lien on any collateral securing any of the Subordinated Obligations, or obtain or otherwise receive the benefit of any guaranty with respect to any of the Subordinated Obligations existing in favor of such Subordinated Creditor;

(iv)         sell, assign, pledge, encumber or otherwise dispose of any Subordinated Obligation unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Agreement;

(v)          permit any Subordinated Document to which such Subordinated Creditor is a party or the terms of any Subordinated Obligation to be amended or otherwise modified if the effect thereof is to (A) increase the maximum principal amount of the Subordinated Obligations, (B) increase the interest rate margins (or other yield component) or any recurring fees with respect to the Subordinated Obligations, except in connection with the imposition of a default rate of interest in accordance with the terms of the Subordinated Documents as in effect on the date hereof, (C) shorten the amortization or accelerate the repayment of the principal of the Subordinated Obligations in any way (other than after the occurrence and during the continuance of an event of default under the Subordinated Documents) of any portion of the Subordinated Obligations (as set forth in the Subordinated Documents in effect on the date hereof), (D) add or make more restrictive any covenant or event of default with respect to the Subordinated Obligations; provided, however, that if any covenant or event of default contained in any Senior Document is modified, supplemented, restated or amended (or any new covenant or event of default is added), and if such modification, supplementation, restatement or amendment has the effect of making such covenant or event of default therein more restrictive with respect to the Obligors, then the Obligors, the Subordinated Creditors shall have the option to make a substantially similar modification, supplementation, restatement or amendment to the Subordinated Documents (a "Corresponding Amendment"), it being understood that any such Corresponding Amendment of financial or numerical covenants in the Subordinated Documents shall be made proportionately, as nearly as possible, to the modification, supplementation, restatement or amendment affecting the equivalent financial or numerical covenant contained in the Senior Documents, (E) change any date upon which payments of principal, interest, premiums or fees are due to an earlier date, (F) change any redemption, put or prepayment provisions of the Subordinated Obligations or (G) make any other changes or modifications with respect the Subordinated Documents or the Subordinated Obligations that could reasonably be expected to result in a material adverse effect on the Obligors, the Agent or the Lenders;

(vi)           commence, or join with any creditor other than the Agent or a Lender or any group in which the Agent or any Lender is, in commencing, any Insolvency Proceeding with respect to the Obligors;

(vii)          acquire any Lien or security interest for any Subordinated Obligation; or

(viii)         seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other Person in challenging, avoiding or contesting in any judicial or other proceeding, including, without limitation, any Insolvency Proceeding with respect to any Obligor or the validity or enforceability of any of the Senior Obligations.

(b)         So long as the Subordinated Loan Agreement is outstanding or any of the Subordinated Notes shall not have been repaid in full, the Agent, on behalf of the Lenders, and the Bilateral Lender agree that they will not, without the prior written consent of the Subordinated Creditors (i) permit the terms of the Senior Documents to be changed to result in an increase in the principal amount of the Senior Obligations (excluding any fees and expenses incurred by the Obligors in connection with the Senior Documents and any capitalized interest, fees, or other expenses incurred by the Obligors or any of their Subsidiaries) to an amount in excess of the Maximum Senior Principal Amount or (ii) advance the final scheduled maturity of the Senior Obligations (other than as a result of acceleration due to the exercise of rights and remedies by the Agent or the Lenders) or advance any scheduled principal payment (other than as a result of (A) acceleration due to the exercise of rights and remedies by the Agent or the Lender, (B) the making of voluntary and, to the extent contemplated in the Senior Loan Agreement, mandatory prepayments, (C) increases in the amounts of principal installments resulting from additional extensions of credit by the Agent or the Lenders to the extent the additional principal amounts are otherwise permitted under the definition of "Senior Obligations" or (D) one or more advances in the final scheduled maturity of the Senior Obligations or in any scheduled principal payment on the Senior Obligations which, taken collectively, do not result in the Weighed Average Life to Maturity of the Senior Obligations changing by more than 12 months as compared to the Weighted Average Life to Maturity of the Senior Obligations on the date hereof).

SECTION 7.      Obligations Unconditional.

(a)         All rights and interests of the Agent and Lenders hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor hereunder, shall remain in full force and effect irrespective of:  (i) any lack of validity or enforceability of any Senior Document or any other agreement or instrument relating thereto, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Senior Obligations, or any other amendment or waiver of or any consent to departure from any Senior Document, (iii) any exchange or release of, or non-perfection of any Lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Obligations, (iv ) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Senior Obligations or of the obligations of the Subordinated Creditors and the Obligors hereunder, the omission of or delay in which, but for the provisions of this Section 7, might constitute grounds for relieving any Subordinated Creditor or any Obligor of its obligations hereunder, (v) any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against an Obligor or any other Person or any collateral; or (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Obligor in respect of any of the Senior Obligations or a Subordinated Creditor or any Obligor in respect of this Agreement.

(b)        This Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by a Lender or the Agent upon the commencement of an Insolvency Proceeding with respect to an Obligor or otherwise, all as though such payment had not been made.

SECTION 8.      Waivers.  Each of the Subordinated Creditors and the Obligors hereby waives (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Senior Obligation by an Obligor, (iii) notice of any actions taken by any Lender or the Agent or an Obligor under any Senior Document or any other agreement or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Senior Obligations or of the obligations of a Subordinated Creditor or an Obligor hereunder, the omission of or delay in which, but for the provisions of this Section 8, might constitute grounds for relieving a Subordinated Creditor or an Obligor of its obligations hereunder, (v) any right to compel the Agent or any Lender to marshall any of the collateral or to seek payment from any particular assets of any Obligor or from any third party, or (vi) any requirement that any Lender or the Agent protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against an Obligor or any other Person or any collateral.

SECTION 9.      Subrogation.  No payment or distribution to the Agent or any Lender pursuant to the provisions of this Agreement shall entitle any Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Business Day next following the date on which the Senior Obligations are Paid in Full.

SECTION 10.    Representations and Warranties.

(i)           Each Obligor hereby represents and warrants that (i) each Subordinated Document to which it is a party, a complete and correct copy of which is attached hereto, constitutes the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and by equitable principles of general applicability, (ii) the execution, delivery and performance by such Obligor of this Agreement do not and will not contravene any treaty, statute, law or regulation or any contractual restriction binding on or affecting such Obligor, and (iii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution, delivery and performance by such Obligor of this Agreement.

(b)         Each Subordinated Creditor (with respect to Subordinated Obligations existing in favor of such Subordinated Creditor and with respect to Subordinated Documents to which such Subordinated Creditor is a party) and each Obligor hereby represents and warrants (as to itself or himself only) as follows:

(i)             The aggregate principal amount of the Subordinated Obligations currently outstanding under such Subordinated Creditor's Subordinated Note is the amount set forth opposite such Subordinated Creditor's name in the column captioned "Original Principal Amount" on Schedule I hereto.

(ii)            There are no instruments, agreements or other writings guaranteeing or securing any Subordinated Obligation.  The Subordinated Obligations are not secured by any Lien, and are not the subject of any guaranty or other similar instrument.  There are no instruments, agreements or other arrangements, written or oral, in respect of the Subordinated Obligations, other than the Subordinated Documents.

(iii)           None of the Subordinated Documents has been amended or otherwise modified, and there exists no default in respect of any thereof.

(c)         Each Subordinated Creditor (with respect to Subordinated Obligations existing in favor of such Subordinated Creditor and with respect to Subordinated Documents to which such Subordinated Creditor is a party) hereby represents and warrants (as to itself only) as follows:

(i)             Such Subordinated Creditor owns the Subordinated Obligations evidenced by the Subordinated Documents to which such Subordinated Creditor is a party, free and clear of any Lien.

(ii)            The execution, delivery and performance by such Subordinated Creditor of this Agreement do not and will not contravene any treaty, statute, law or regulation or any contractual restriction binding on or affecting such Subordinated Creditor.

(iii)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution, delivery and performance by such Subordinated Creditor of this Agreement.

(iv)           This Agreement constitutes the legal, valid and binding obligation of such Subordinated Creditor, enforceable against such Subordinated Creditor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and by equitable principles of general applicability.

SECTION 11.          Expenses.  The Obligors, jointly and severally, agree to pay upon demand to the Agent and the Bilateral Lender the amount of any and all expenses, including the fees and expenses of counsel for the Agent and the Bilateral Lender, which the Agent or the Bilateral Lender may incur in connection with the exercise or enforcement of any of the rights or interests of the Agent or the Bilateral Lender hereunder.

SECTION 12.          Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to a Subordinated Creditor, to such Subordinated Creditor at the address of such Subordinated Creditor set forth below next to its signature; if to an Obligor, to it at its address specified in the Loan Agreement; if to the Agent, to it at its address specified in the Syndicated Loan Agreement; if to the Bilateral Lender, to it at its address specified in the Bilateral Loan Agreements; or as to any such Person at such other address as shall be designated by such Person in a written notice to each such other Person complying as to delivery with the terms of this Section 12.  All such demands, notices, and other communications shall be effective (i) if mailed when received or five Business Days after mailing, whichever occurs first, (ii) if telecopied, when transmitted and appropriate confirmation is received or (iii) if delivered, upon delivery.

SECTION 13.          Miscellaneous.

(a)          No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by each Subordinated Creditor, each Obligor, the Bilateral Lender and the Agent, and no waiver of any provision of this Agreement, and no consent to any departure therefrom, shall be effective unless it is in writing and signed by the Agent and the Bilateral Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)         No failure on the part of the Agent, the Bilateral Lender or any Subordinated Creditor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c)         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)        This Agreement shall (i) be binding on the Subordinated Creditors, the Agent, the Lenders and the Obligors and their respective successors and assigns and (ii) inure, together with all rights and remedies of the Agent, the Bilateral Lender and the Subordinated Creditors hereunder, to the benefit of the Agent, the Lenders and the Subordinated Creditors and their respective successors, transferees and assigns, and no other Person shall have or be entitled to assert rights or benefits hereunder.  Without limiting the generality of clause (ii) of the immediately preceding sentence, any Lender may assign or otherwise transfer its rights under any Senior Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to such Lender herein or otherwise.

(e)         This Agreement shall be governed by and construed in accordance with the law of the State of New York.

(f)          Each Subordinated Creditor and each Obligor hereby irrevocably and unconditionally:

(i)             Submits for such Person and the property of such Person in any action, suit or proceeding relating to this Subordination Agreement or any other Senior Document to which such Person is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court for New York County in the State of New York, the United States District Court for the Southern District of New York, and appellate courts thereof;

(ii)            Consents to the service of any and all process in any such action, suit or proceeding by the mailing of copies by registered or certified mail (or any substantially similar form of mail), postage prepaid, of such process to such Person at such Person's address specified in Section 12 hereof (it being expressly understood and agreed that any final judgment in any such action, suit or proceeding referred to in clause (ii) hereof shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law);

(iii)           Agrees that any such action, suit or proceeding may be brought in such courts and waives any objection that such Person may now or hereafter have to the venue of any such action, suit or proceeding in any such court or that such action, suit or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iv)           Agrees that nothing herein shall affect the right of the Agent and the Bilateral Lender to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)           To the extent that such Person has or hereafter may acquire any immunity from jurisdiction of any court from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or any of such Person's property, waives such immunity in respect of such Person's obligations under this Agreement and the other Senior Documents.

(g)         EACH SUBORDINATED CREDITOR, EACH OBLIGOR, THE BILATERAL LENDER AND THE AGENT (BY THEIR ACCEPTANCE OF THIS AGREEMENT) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING THIS AGREEMENT, ANY SENIOR DOCUMENT OR ANY AMENDMENT, MODIFICATION OR OTHER DOCUMENT NOW OR HEREAFTER DELIVERED IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUBORDINATED CREDITOR
Address for Notices:	AEON (USA), INC.

By:
Name: Title:

BORROWER THE TALBOTS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

MIZUHO CORPORATE BANK, LTD.
as Agent

By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.
as Bilateral Lender

By:
Name:
Title:

TALBOTS GROUP, LIMITED PARTNERSHIP

By:
Name:
Title: